UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
NOV Inc.
(Name of Registrant as Specified In Its Charter)
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NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2026

DATE:	Wednesday, May 20, 2026
TIME:	10:00 a.m. (Houston time)
PLACE:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

The 2026 annual meeting of stockholders (“Annual Meeting”) of NOV Inc. will be held at the Company’s corporate headquarters located at 10353 Richmond Avenue, Houston, Texas 77042 on Wednesday, May 20, 2026, at 10:00 a.m. Houston time, for the following purposes:

•	To elect nine directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2026; and

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2026 (Proposal 2), and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

Beginning on or about April 9, 2026, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2025 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 25, 2026 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 25, 2026, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination during ordinary business hours at our offices at 10353 Richmond Avenue, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet or by phone using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel, and Secretary

Houston, Texas

April 9, 2026

NOV INC.

10353 Richmond Avenue

Houston, Texas 77042

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOV Inc.

ANNUAL MEETING:	Date:	Wednesday, May 20, 2026
	Time:	10:00 a.m. (Houston time)
	Place:	NOV Inc.
10353 Richmond Avenue
Houston, Texas 77042

AGENDA:	Proposal 1: To elect nine nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2026.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the nine nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2026 (Proposal 2), and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

RECORD DATE / WHO CAN VOTE:	All stockholders of record at the close of business on March 25, 2026 (the “Record Date”) are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOV Inc. common stock. Holders of NOV Inc. common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy are being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 9, 2026. By completing, signing, and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the nine nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2026 (Proposal 2), and FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (a) filing a written notice revoking your proxy; (b) filing another proxy bearing a later date; or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 25, 2026, there were 360,630,925 shares of NOV Inc. common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 180,315,463 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the nine director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the Proxy Statement. With respect to the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. If you “abstain” from voting with respect to one or more nominees, your vote will have no effect on the election of such nominees. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Broker non-votes will have no effect on the election of the director nominees. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2026 (Proposal 2) and the proposal to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Broker non-votes will not have any effect on the outcome of the vote on Proposal 3. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report (and/or a single copy of our Notice Regarding the Availability of Proxy Materials), unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you would like to revoke your consent to householding and request your own set of proxy materials, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account and wish to receive only a single copy of the proxy materials for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, you can also notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. InvestorCom may solicit proxies by telephone, electronic communications, or mail. This fee does not include the costs of preparing, printing, assembling, delivering, and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers, and employees may also solicit proxies personally, without any additional compensation, by telephone, electronic communications, or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This Proxy Statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2025 Annual Report are available via the Internet at:

https://investors.nov.com/sec-filings and at www.proxyvote.com.

Pursuant to SEC rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 9, 2026, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Wednesday, May 20, 2026.

The Company’s 2026 Proxy Statement and the Annual Report to Stockholders for the year ended 2025 are also available at: http://www.proxyvote.com.

For directions to the Annual Meeting, please contact NOV Investor Relations at 346-223-3000.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Jose A. Bayardo, Sanjay K. Chowbey, Marcela E. Donadio, David D. Harrison, Christian S. Kendall, Patricia Martinez, Patricia B. Melcher, William R. Thomas, and Robert S. Welborn are nominees for directors for a one-year term expiring at the Annual Meeting in 2027, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2025 Annual Meeting other than Mr. Bayardo, who was subsequently appointed to the Board of Directors (the “Board”) on October 27, 2025, and Sanjay K. Chowbey, who was appointed to the Board on March 17, 2026. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board approved the director nominees recommended by the Nominating/Corporate Governance Committee and has set the total number of directors of the Company at nine, effective as of the Annual Meeting.

Vote Required for Approval

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience, and Qualifications

The Company believes that each member of its Board possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness, and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. The Company considered the foregoing factors in determining that the Board member should serve on the Board. The following summarizes the experience and qualifications of our director nominees. For additional information on their skills and other attributes, see the skills and experience matrix on page 15.

JOSE A. BAYARDO, 54

Mr. Bayardo has been a Director of the Company since October 2025 and has served as Chairman of the Board and President and Chief Executive Officer of the Company since January 2026. Prior to that, he served as the Company’s President and Chief Operating Officer beginning March 2025 and as the Company’s Senior Vice President and Chief Financial Officer since August 2015.

Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan.

Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. Mr. Bayardo also serves as a director of Louisiana-Pacific Corporation (NYSE: LPX).

SANJAY K. CHOWBEY, 58

Mr. Chowbey has more than 20 years of experience leading global manufacturing and industrial technology businesses, including serving as the President and Chief Executive Officer of Kennametal Inc. (NYSE: KMT), a global manufacturer of advanced tooling, wear-resistant materials, and engineering components, since June 2024. Since that time, Mr. Chowbey has also served on Kennametal Inc.’s board of directors. Mr. Chowbey joined Kennametal Inc. in 2021 as President of its Metal Cutting segment. From 2019 to 2021, he served as the President of Flowserve Corporation’s (NYSE: FLS) Services and Solutions Business. Prior to that he served in various roles of increasing seniority at other industrial companies, including TE Connectivity Ltd., Danaher Corporation (NYSE: DHR), and Arvin Meritor, Inc. Mr. Chowbey is also a member of the Board of Directors for the National Association of Manufacturers (NAM).

Mr. Chowbey earned a Bachelor of Science in Mechanical Engineering from B.I.T. in Sindri, India, a Master of Science in Mechanical Engineering from the Tennessee Technological University, and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

MARCELA E. DONADIO, 71

Ms. Donadio has been a Director of the Company since April 2014. She was the Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young LLP in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the U.S. and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves as a director of Norfolk Southern Corporation (NYSE: NSC), a transportation company, and Freeport-McMoRan (NYSE: FCX), a mining company. From 2014 until its acquisition by Conoco Phillips in November 2024, Ms. Donadio served as a director of Marathon Oil Corporation, as well as its lead independent director from 2021.
Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio has dual United States and Panamanian citizenship, earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

DAVID D. HARRISON, 78

Mr. Harrison has been a Director of the Company since August 2003. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, from February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks. Mr. Harrison retired as a director of James Hardie Industries (ASX: JHX; NYSE: JHX) in November 2021 after 13 years of service. James Hardie is a leading fiber cement technology company.

Mr. Harrison has over 30 years of experience being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has over 50 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries, where he served as the Chairman of the Remuneration Committee and Nominations and Governance.

CHRISTIAN S. KENDALL, 59

Mr. Kendall has been a Director of the Company since December 2024. Mr. Kendall has more than 30 years of experience in the global oil and gas industry, including as a director, President, and Chief Executive Officer of Denbury Inc. from 2017 to 2023 prior to its acquisition by Exxon Mobil Corporation in November 2023 and thereafter as an advisor to Exxon Mobil Corporation in 2024. Denbury filed for Chapter 11 bankruptcy protection in July 2020 and emerged successfully from bankruptcy in September 2020 under his leadership. Prior to joining Denbury, Mr. Kendall was with Noble Energy, serving as the Senior Vice President, Global Operations Services. During his 14-year tenure at Noble Energy, Mr. Kendall held several international and domestic leadership roles, primarily in the Eastern Mediterranean, Latin America, and the Gulf of Mexico regions.

Mr. Kendall began his energy career at Mobil Corporation in 1989. He received a Bachelor of Science in Engineering, Civil Specialty from the Colorado School of Mines and graduated from Harvard Business School’s Advanced Management Program. Mr. Kendall currently serves as a director of California Resources Corporation (NYSE: CRC), is chair of its Nominating & Corporate Governance Committee, a member of its Audit Committee, a member of its Carbon TerraVault Committee, and as a director of Carbon TerraVault, a subsidiary of California Resources Corporation. Mr. Kendall also serves as a director of Range Resources Corporation (NYSE: RRC) and is a member of its Governance & Nominating Committee and its ESG and Safety Committee.

PATRICIA MARTINEZ, 51

Ms. Martinez has been a Director of the Company since March 2024. In August 2024, Ms. Martinez was appointed President and Chief Executive Officer of Cormetech, a leading carbon capture solutions provider. From January 2021 to February 2024, Ms. Martinez was the Chief Energy Transition Officer of Enerflex Ltd. and was formerly President of Enerflex’s Latin American business. Ms. Martinez joined Enerflex in 2014 when the company acquired Axip Energy Services L.P. international assets. At the time of the acquisition, Ms. Martinez was SVP for Axip, a successor of Valerus Compression Services, where she was VP of Latin America from 2009 to 2013 and Director of International Ventures from 2007 to 2009. Prior to joining Valerus in 2007, Ms. Martinez held several positions in sales and marketing with Shell Oil Products U.S. from 2003 to 2007. Ms. Martinez began her career at Conoco Argentina (a former Dupont subsidiary), where she worked in sales and marketing between 1996 and 1998. Ms. Martinez also serves as a director of Par Pacific Holdings Inc. (NYSE: PARR) and is the chair of its Nominating and Corporate Governance Committee and a member of its Operations and Technology Committee.

Ms. Martinez has over 25 years of energy industry experience, including growing energy businesses in international markets, and more recently guiding and developing projects within the energy transition ranging from CCUS to hydrogen to biogas. Additionally, Ms. Martinez has ten years of experience as an executive of a global energy services company operating in 17 countries around the world and seven years of experience as an executive of a private equity backed global energy services company operating in ten countries. During her career, Ms. Martinez oversaw complex operations with over 400 people and $1 billion of natural gas midstream assets. Ms. Martinez received a bachelor’s degree in business administration and marketing from Universidad Argentina de la Empresa and an MBA from Houston Baptist University.

PATRICIA B. MELCHER, 66

Ms. Melcher has been a Director of the Company since January 2024. Ms. Melcher is a Managing Partner of EIV Capital, an energy-focused private equity firm she co-founded in 2009. Prior to co-founding EIV Capital, Ms. Melcher founded Allegro Capital Management in 1997, an investment firm which made equity investments in energy companies and provided consulting services. During her tenure at Allegro, she served as interim chief executive officer for Petrocom Energy Group from 2003 to 2004. Ms. Melcher joined SCF Partners at its formation to focus on private equity investments in the oilfield services sector and held positions of increasing responsibility from 1989 to 1994. Ms. Melcher began her career as an investment banker for Simmons & Company International in 1986. Ms. Melcher also served as a director of Hornbeck Offshore Services, Inc. from its IPO in 2002 until it was taken private in 2020.

Ms. Melcher has over 35 years of experience in energy finance and private equity investing with roles in private equity, investment banking, financial consulting, and executive management. Throughout her career, Ms. Melcher has been responsible for overseeing the financial performance of companies and has significant experience in assessing risks in both the traditional and renewable energy sectors. She has a broad understanding of the financial needs and strategic priorities of companies across industries as an investor and/or board member, including for-profit and non-profit entities. Ms. Melcher received a Bachelor of Science in Systems Engineering from the University of Virginia and a Master of Business Administration from Harvard University.

WILLIAM R. THOMAS, 73

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas served as the Non-Executive Chairman of EOG Resources, Inc. from October 2021 until October 2022 (NYSE: EOG). From January 2014 to October 2021, Mr. Thomas served as the Chairman and CEO of EOG. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG, including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas was with EOG and its predecessor companies from 1979 until his retirement, effective October 2021.

Mr. Thomas was the Chief Executive Officer and a director of EOG for over seven years. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

ROBERT S. WELBORN, 53

Mr. Welborn has been a Director of the Company since October 2021. From November 2020 through August 2024, Mr. Welborn served as the Head of Meta Decision Science for Meta Inc. Prior to that, he was the Head of Programs Data Science, Small Business Group for Meta Inc., where he oversaw the development of solutions used by over 140 million businesses around the world. Before joining Meta Inc. in 2020, he held various positions within General Motors between 2018 and 2020, including Global Chief Data and Analytics Officer and served in several positions of increasing responsibility at USAA between 2009 and 2017, including Chief Data Scientist. From 1996 to 2009, Mr. Welborn was employed at Perot Systems and Wagonhound Investments. Mr. Welborn also serves as a director of Onity Group Inc. (NYSE: ONIT) and is a member of its Risk and Compliance Committee.

Mr. Welborn successfully passed the first examination of the Chartered Financial Analyst certification, which largely focused on corporate finance, accounting, debt structure, and risk management. Mr. Welborn holds a Bachelor of Science in Engineering from Texas A&M University and a Master of Business Administration from the University of California, San Diego.

Your Board of Directors recommends that you vote “FOR” the election of the nine nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board appoints committees to help carry out its duties. The Board has the following standing committees: Audit; Compensation; and Nominating/Corporate Governance. Last year, the Board met five times, and the committees met as set forth below. As an employee of the Company, Mr. Bayardo does not serve on any committee. The following table sets forth the committees of the Board and their members as of March 25, 2026, as well as the number of meetings each committee held during 2025:

Committee
Director	Audit	Compensation (1)	Nominating/ Corporate Governance
Jose A. Bayardo
Sanjay K. Chowbey	M
Marcela E. Donadio	C
David D. Harrison	M		M
Christian S. Kendall		C
Patricia Martinez		M	M
Patricia B. Melcher	M
William R. Thomas (Lead Director)		M
Robert S. Welborn			C
Number of Meetings Held in 2025	9	2	3
C: Chair M: Member

(1)

Mr. Ben A. Guill served as the Chair of the Compensation Committee until his retirement from the Board on February 19, 2026. At such time, Mr. Kendall became the Chair of the Compensation Committee and Ms. Martinez joined the Compensation Committee. Mr. Kendall and Ms. Martinez served on the Audit Committee until Mr. Chowbey’s appointment to the Board and the Audit Committee effective March 17, 2026.

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member.

Audit Committee

Ms. Donadio (Chair), Mr. Chowbey, Mr. Harrison, and Ms. Melcher are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange (“NYSE”).

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board;

•	prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website under the Investors / Corporate Governance section (https://investors.nov.com/corporate-governance/highlights).

Audit Committee Financial Expert/Literate

The Board has determined that all members of the Audit Committee are financially literate and meet the NYSE standard of having accounting or related financial management expertise. In addition, the Board has determined that each of Ms. Donadio (Chair), Mr. Chowbey, Ms. Melcher, and Mr. Harrison meets the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Mr. Kendall (Chair), Ms. Martinez, and Mr. Thomas are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, compensation plans, policies, and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website under the Investors / Corporate Governance section (https://investors.nov.com/corporate-governance/highlights).

Compensation Committee Interlocks and Insider Participation. Each of Messrs. Kendall and Thomas served on the Compensation Committee during 2025, and Ms. Martinez joined the Compensation Committee in 2026. Mr. Guill also served as a member of the Compensation Committee during 2025, prior to his resignation from the Board on February 19, 2026. None of these current or former members is a former or current officer or employee of the Company or any of its subsidiaries, or is involved in a relationship requiring disclosure as an interlocking executive officer/director. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K since January 1, 2025.

Nominating/Corporate Governance Committee

Mr. Welborn (Chair), Mr. Harrison, and Ms. Martinez are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board to assist it in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	assess the continued service of Board members if material changes to their professional/employment status arise;

•	approve service by a director, the Chief Executive Officer, or any other member of senior management on the board of directors of any other public company;

•	identify individuals qualified to become Board members and recommend director nominees to the Board for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website under the Investors / Corporate Governance section: https://investors.nov.com/corporate-governance/highlights.

BOARD OF DIRECTORS

Director Nomination Process and Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board nominees for directors to be submitted to stockholders for election. It is the policy of the Nominating/Corporate Governance Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Nominating/Corporate Governance Committee from candidates recommended by multiple sources, including candidates recommended to the Board by third parties, candidates identified by independent search firms (which firms may be paid by the Company for their services), other directors, management, and stockholders, all of whom will be evaluated based on the same criteria. As of March 25, 2026, we had not received any recommendations from stockholders for potential director candidates. All current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

The Board believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness, and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board values diversity and seeks to achieve a mix of directors that represents a diversity of viewpoints, backgrounds, and experiences. The Board considers diversity in a variety of different ways and in a fairly expansive manner when identifying nominees for director. In evaluating the overall qualifications of a prospective nominee, the Nominating/Corporate Governance Committee and Board will take into account the individual’s professional experience, including experience in the oil and gas industry, education, skills, background, and other qualities and attributes that contribute to board heterogeneity.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, and expertise required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take reasonable steps to ensure that the pool from which nominees are chosen will contain directors with a diversity of viewpoints, backgrounds, and experiences.

Director Commitment Policy

Directors are expected to devote sufficient time to fulfill their responsibilities as directors of the Company. The Company’s Corporate Governance Guidelines set out the Company’s policy concerning other public company directorships (the “Director Commitment Policy”), which states that unless approved by the Board, a director may serve on the board of other public companies but shall limit such service to no more than four boards of directors, including the Board (excluding private companies and other non-public companies). The Board retains the discretion to retain, appoint, or nominate for election candidates who sit on more than four public company boards of directors if the Board considers the addition of such candidate to the Board to be in the best interests of the Company and its stockholders. Directors shall seek approval from the Nominating/Corporate Governance Committee prior to joining the board of any other public company. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for, and attend, meetings of the Board and its committees on a reasonably regular basis.

The Nominating/Corporate Governance Committee shall conduct an annual assessment of each Director to determine if he or she devoted sufficient time to the affairs of the Company necessary to carry out the responsibilities of a Director and affirm that all directors are compliant with the Director Commitment Policy. The Nominating/Corporate Governance Committee shall consider the number of other public company boards on which a Director is a member and shall consider whether that Director’s membership on such other board(s) is, or has the potential to be, in conflict with the duties of membership of the Board. In November 2025, and with respect to Mr. Chowbey, in March 2026, the Nominating/Corporate Governance Committee assessed each director’s outside board directorships and evaluated each director’s service to the Company and determined that each of the Company’s directors is currently in compliance with the Company’s Director Commitment Policy.

The following are some of the key skills and experience, as well as background details of our Director nominees:

	Jose Bayardo	Sanjay Chowbey	Marcela Donadio	David Harrison	Christian Kendall	Patricia Martinez	Patricia Melcher	William Thomas	Robert Welborn
Skills & Experience
Operations / Industry	✓	✓	✓	✓	✓	✓		✓	✓
International business	✓	✓	✓	✓	✓	✓		✓	✓
Corporate governance	✓		✓	✓	✓	✓	✓	✓
Financial disclosure / public accounting	✓		✓	✓		✓		✓
Financial services	✓			✓			✓		✓
Private equity	✓						✓
Financial expertise / literacy	✓	✓	✓	✓	✓	✓	✓		✓
Strategic planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Energy / oil and gas industry	✓		✓	✓	✓	✓	✓	✓
Information systems				✓				✓	✓
Science / engineering / technology	✓	✓		✓	✓			✓	✓
Risk management	✓		✓	✓	✓	✓	✓	✓	✓
Legal and compliance			✓	✓		✓	✓	✓
Government / regulatory			✓	✓				✓
Sales / marketing		✓		✓		✓			✓
CEO / senior executive / leader of significant operations	✓	✓	✓	✓	✓	✓	✓	✓	✓
Health / security / safety / environment				✓	✓	✓		✓
Cybersecurity									✓
Age	54	58	71	78	59	51	66	73	53
Year joined Board	2025	2026	2014	2003	2024	2024	2024	2015	2021
Independent		✓	✓	✓	✓	✓	✓	✓	✓

Nominations of persons for election to the Board may be made at an annual or special meeting of stockholders by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Article II, Section 9 of our Amended and Restated Bylaws dated as of February 24, 2023 (the “Bylaws”) and who is a stockholder of record both at the time of the giving of notice provided for in Article II, Section 9 of the Bylaws and at the time of the meeting. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely under Article II, Section 9 of the Bylaws, a stockholder’s notice must be delivered to and received by our Secretary at our principal executive offices by hand or by certified or registered mail, return receipt requested: (a) with respect to an election to be held at an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which we released our proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than 30 days before or more than 30 days after the first anniversary of the date of the preceding year’s annual meeting, not less than 120 days prior to the date of such annual meeting or the tenth day following the public announcement of the date of such annual meeting; and (b) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 of the Bylaws requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Article II, Section 9 of the Bylaws prescribes specific information that must be included in a stockholder’s notice, eligibility requirements for the proposed nominee and other requirements for a valid nomination. With respect to our annual meeting of stockholders for 2027, a stockholder’s notice to nominate a person for election as director must be received no earlier than November 10, 2026 and no later than December 10, 2026. Article II, Section 10 of the Bylaws prescribes the procedures and requirements for inclusion of a stockholder nominee in our proxy materials. In addition to satisfying the foregoing requirements under our Bylaws, stockholders who utilize the universal proxy rules must also meet the requirements of Rule 14a-19 under the Exchange Act of 1934, as amended, and provide certain information as set forth in our Bylaws.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Charter of the Audit Committee, as adopted by the Board, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditor and management to review accounting, auditing, internal controls, and financial reporting matters and monitoring the Company’s compliance with legal and regulatory requirements. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditor.

In this context, during the quarterly in-person meetings of the committee, the Audit Committee meets separately in executive session, without other management being present, with (a) the Internal Audit Vice President, (b) the Chief Compliance Officer, (c) the Senior Vice President and General Counsel, (d) the Vice President, Corporate Controller, and Chief Accounting Officer (often but not every quarter), (e) the Senior Vice President and Chief Financial Officer, and (f) the independent audit partner. The Audit Committee receives regular reports of “hotline” activity from the Internal Audit Vice President and/or Chief Compliance Officer.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s 2025 annual report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States (“GAAP”).

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP (“EY”) as the Company’s independent external auditor for fiscal year 2026. The Audit Committee pre-approves the audit fees for all audit services provided by EY.

The Audit Committee discussed with EY the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to audit committees are: (a) methods used to account for significant unusual transactions; (b) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (c) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (d) critical audit matters which were material and involved especially challenging, subjective or complex judgements; and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with EY its judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the applicable written disclosures and letter from EY under the requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2025 annual report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with

GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee (1)

Marcela E. Donadio, Committee Chair

Sanjay K. Chowbey

David D. Harrison

Patricia B. Melcher

(1)	Sanjay K. Chowbey did not participate in the decisions and recommendations noted above which occurred prior to his appointment to the Audit Committee in March 2026.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board has reappointed EY as the independent auditor of the Company for 2026. Stockholders are being asked to vote upon the ratification of the appointment. We expect representatives of EY to attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of EY as the independent auditor of the Company for 2026 will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of EY as independent auditor. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the proposal will in no way limit the Audit Committee’s ability to terminate or otherwise change the engagement of EY for 2026.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining EY’s independence and has concluded that their independence is not compromised.

The following table sets forth EY’s fees for services rendered during 2025 and 2024. All services provided by EY were pre-approved by the Audit Committee.

	2025	2024
	(in thousands)
Audit Fees	$10,598	$10,783
Audit Related Fees	$27	$2
Tax Fees (1)	$3,090	$3,244
All Other Fees	$250	$8
Total	$13,966	$14,037

(1)	Consists primarily of fees for compliance, planning, and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement, in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value and, when required, the reduction in costs as needed to preserve shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2025, our stockholders approved, on an advisory basis, the compensation of our named executive officers with more than 97% of stockholder votes cast voted in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies. The Company currently conducts annual say-on-pay votes and expects that the next say-on-pay vote after this proposal at the current 2026 Annual Meeting will occur at the 2027 Annual Meeting.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Annual and Long-Term Performance-Based Compensation

•

Annual Incentive Plan awards aligned with our performance: The Company’s annual incentive plan is primarily designed to incentivize near term-generation of Adjusted EBITDA (as defined on p. 43), a measure of profitability, and improvement in working capital efficiency, both of which play a role in the generation of free cash flow. During 2025, despite substantial industry headwinds, the Company achieved $8.74 billion in revenue, a decrease of 1% from 2024, and Adjusted EBITDA of $1.03 billion, a decrease of 7% from 2024, falling short of the targets that were set for incentive compensation in 2025 and resulting in a payout below target under the plan. Against a difficult backdrop, the Company generated $1.25 billion in cash from operations and drove a 340-basis point improvement in working capital intensity year over year.

•

Safety Measures: The Company’s safety measures, introduced into its annual incentive plan in 2023, incentivize a strong safety culture by rewarding the achievement of quantitative safety metrics and other safety-related objectives.

•

Long-term incentives linked to shareholder value: Long-term incentives comprise the largest portion of pay for our named executive officers. The Company’s long-term incentive awards in 2025 consisted of stock options, restricted stock, and performance share awards, which reward the named executive officers for financial returns, absolute stock price appreciation, and relative shareholder return performance (“performance awards” or “performance share awards”). Performance share awards are tied to the Company improving its absolute return on capital and outperforming other oilfield service stocks.

•	Minimum three-year vesting for equity awards: The Company’s compensation program is designed to enhance retention of key management through a three-year vesting of equity awards.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•

Performance-Based CEO Pay: The CEO’s bonus is entirely formulaic, primarily based on the Company’s financial performance against a budget target approved by the Board. During 2025, the CEO’s equity awards were weighted 50% in performance awards, 40% in restricted stock, and 10% in options (for 2026, this has moved to 65% performance awards and 35% restricted stock – for further details on this change, please see “Recent Developments for 2026 Compensation” on p. 51).

•

Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for named executive officers that help align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Compensation Recovery Policy: The Company’s Compensation Recovery Policy provides for the recovery of erroneously-awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws.

•

Returns-Focused Incentives: The financial performance measures for the Company’s annual incentive plan (i.e., Adjusted EBITDA with a working capital modifier) encourage the improvement of cash flow and working capital. Additionally, the long-term incentive includes a returns-based metric, thereby encouraging the prudent deployment of capital over the long term.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management, nor does it encourage sacrificing longer-term investments that will create shareholder value over a long-term horizon. It strikes a balance of incentivizing necessary short-term tactical measures with the continued cultivation of longer-term corporate opportunities. It is aligned with the competitive market for talent and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2026 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers.

CORPORATE GOVERNANCE

The Board is committed to promoting transparency in reporting material information about the Company and its compliance with applicable laws, rules, and regulations. The Board is also committed to promoting conduct that conforms to corporate governance standards that substantially exceed minimum acceptable corporate governance standards. The Board adopted certain Corporate Governance Guidelines (the “Guidelines”) that established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer, and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, Board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Guidelines. A copy of the Guidelines is available on the Company’s website under the Investors / Corporate Governance section (https://investors.nov.com/corporate-governance/highlights). The Company will furnish print copies of the Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

Director Independence

The Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board are independent of the Company and its management under the standards set forth in the Guidelines. The following directors were affirmed as independent: Marcela E. Donadio; Sanjay K. Chowbey; David D. Harrison; Christian S. Kendall; Patricia Martinez; Patricia B. Melcher; William R. Thomas; and Robert S. Welborn.

In making its annual determinations as to director independence, the Board considered a commercial relationship between the Company and Kennametal Inc., a global manufacturer of tooling, wear-resistant materials, and engineering components, of which Mr. Chowbey is the President and Chief Executive Officer. The Company has historically purchased, and intends to continue purchasing, raw materials from Kennametal Inc. These purchases have been, and continue to be, in the ordinary course of business, and the Company believes that the terms, including pricing, for all purchases were and are comparable to those available from unrelated third parties for similar products. In each of the prior three fiscal years, the aggregate amount involved in such transactions did not exceed two percent of either the Company’s or Kennametal Inc.’s consolidated gross revenues. The Board determined that these transactions were not material to the Company or Kennametal Inc. and did not impair Mr. Chowbey’s independence. The Audit Committee also determined that Mr. Chowbey did not have a direct or indirect material interest in such transactions within the meaning of Item 404(a) of Regulation S-K. From and after the date that Mr. Chowbey was appointed as a director of the Company, all such transactions are also reviewed by the Audit Committee under the Company’s related person transaction review procedures and Mr. Chowbey has not participated on behalf of the Company in the review or approval of these transactions.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Bayardo is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board have appointed an independent director, as Lead Director, Mr. William R. Thomas. The Lead Director is responsible for (a) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (b) facilitating communications between the Chairman of the Board and other members of the Board, (c) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (d) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (e) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices, the Company’s backlog for capital equipment, and a variety of other risk factors, some of which are listed below, which may impact the Company’s performance. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. The full Board also oversees and monitors the Company’s policies and practices with respect to overall enterprise risk management, including any mission-critical risks related to product and technology development, product safety and quality, human rights (including matters related to compliance with modern slavery and human trafficking laws and regulations), geopolitical developments, environmental stewardship, employee health and safety, energy transition, political contributions, data integrity and cybersecurity (e.g., data privacy, business continuity, information security, etc.), and other mission-critical risks as they are identified from time to time. The full Board also monitors the Company’s people-related strategies, programs, and initiatives, including such matters related to recruitment, retention, engagement, talent management and development, pay equity, and diversity and inclusion. Through such oversight, the Board facilitates management’s handling of mission-critical risks and identifying and implementing mitigating actions.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, auditing, or other matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the oversight of the Company’s risk management process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The Compensation Committee also oversees the Company’s annual incentive compensation plan for employee bonuses as an employee retention tool. The Nominating/Corporate Governance Committee also oversees succession planning to ameliorate succession risk. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.
Risk Assessment in Compensation Programs
Consistent with SEC disclosure requirements, the Company, the Compensation Committee, and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed all material compensation programs, which review included a focus on variability of payout, the ability of program participants to directly affect payout, and the controls on participant action and payout.
During such review, the Compensation Committee noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a defined percentage of the executive’s base salary, and the aggregate number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed.
After such review and assessment, the Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by the oversight and administration of the Compensation Committee.
Anti-Hedging Policy and Policy on Insider Trading
Our Board has adopted a Policy on Insider Trading, which applies to each director, officer, employee, and certain consultants of the Company and its subsidiaries. The Policy on Insider Trading sets forth policies and procedures governing the purchase, sale, and other dispositions of securities of Company securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. Our insider trading policy states, among other things, that our directors, officers, and employees are prohibited from trading in such securities while in possession of material, nonpublic information. The policy also prohibits each director, officer, and employee from engaging in all hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars, and exchange funds.

The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Policy on Insider Trading filed as an exhibit to Company’s 2025 annual report on Form
10-K.
Policies on Business Ethics and Conduct
The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any director or executive officer. The Company has a robust training program for employees on its Code of Conduct, which includes a required online training course. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of conduct applicable to employees of the Company, are available on the Company’s website under the Investors / Corporate Governance/Conduct and Ethics section (
https://investors.nov.com/conduct-and-ethics
). The Company will furnish print copies of these codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.
Certain Relationships and Related Transactions
We transact business with companies with which certain of our directors are affiliated. All transactions with these companies are on terms competitive with other third-party vendors, and none of these is material either to us or any of these companies.
A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for the Audit Committee’s review and approval or ratification, including any transaction that would require disclosure under Item 404 of Regulation
S-K.
This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.
Corporate, Social, and Environmental Responsibility
The Company’s approach to corporate, social, and environmental responsibility revolves around protecting the health and safety of our employees, maintaining a diverse and inclusive environment, defending human rights across the globe, reducing the environmental footprint of our products, and improving our processes and technologies. We strive to align our business strategies with our mission to support our environment and stakeholders, including employees, customers, and communities.
In 2026, the Company will publish its most recent Sustainability Report detailing its approach to these topics. We encourage you to read our latest Sustainability Report, which will be available on the Company’s website at:
www.nov.com/sustainability
.

Governance Hotline and Communications with Directors

The Company has established a hotline for any parties with an interest in the Company, including but not limited to employees and investors, to communicate with the Company’s non-management directors. Such communication, including complaints and concerns, can be reported confidentially and anonymously, where allowed by local law, via phone, email, or mail to the contact information below. This hotline is part of the procedures established by the Company’s Audit Committee for the receipt, retention, and treatment of complaints received by the Company, in accordance with SEC regulation. Parties wishing to communicate with our non-employee directors may do so by calling 1-800-676-4380. This procedure is described on the Company’s website in the Investors / Corporate Governance / Conduct and Ethics section (https://investors.nov.com/conduct-and-ethics). Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas, 77042. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2025, all members of the Board attended the annual meeting, with the exception of Sanjay K. Chowbey, who was not yet serving on the Board.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 4, 2025, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 12, 2026, the Company filed its 2025 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current executive officers. The executive officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

JOSE A. BAYARDO, 54

For a detailed description of Mr. Bayardo’s background, please refer to page 6.
RODNEY C. REED, 45

Mr. Reed has served as the Company’s Senior Vice President and Chief Financial Officer since March 2025. Mr. Reed joined the Company in July 2014 as the Vice President of Internal Audit. From September 2015 to June 2018, he served as the Company’s Vice President of Corporate Development. From June 2018 to September 2022, he served as President of the Company’s Completion Tools business unit, and from September 2022 to March 2025, he served as President of the Company’s Process & Flow Technologies business unit.

Prior to joining NOV, Mr. Reed served as Senior Manager for Ernst & Young. Mr. Reed holds bachelor’s and master’s degrees in accounting from Louisiana State University, where he was a two-time First-Team Academic All-American.

JOSEPH W. ROVIG, 65
Mr. Rovig has served as the President of the Energy Equipment segment since January 2024. Previously, Mr. Rovig was the President of Rig Technologies from March 2014 to December 2023. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Mr. Rovig joined the Company in 2002. Prior to joining the Company, he worked for two drilling contractors in various positions, both domestically and internationally. Mr. Rovig’s internationally-based positions cover twenty years of experience with multiple locations in Asia and Europe.

SCOTT B. LIVINGSTON, 56
Mr. Livingston has served as the President of the Energy Products and Services segment since January 2024. Mr. Livingston joined the Company in 2001, garnering increasing levels of management responsibilities for global projects and operations, first focused on the offshore energy market. From 2018 to 2023, Mr. Livingston served as the President of the Intervention and Stimulation business unit. From 2012 to 2018, Mr. Livingston served in various senior management roles, leading various aspects of the Company’s onshore and offshore global businesses, production operations, and engineering. From 2006 to 2012, he worked in Singapore as VP of Installation and Commissioning for NOV’s projects with newly constructed deep-water rigs during the height of the global offshore build-cycle. Prior to joining NOV, Mr. Livingston served eight years as an officer in the US Air Force, involved in maintenance, logistics, and program management for new aircraft weapons systems. Mr. Livingston graduated from Texas A&M with a bachelor’s in industrial engineering and obtained a master’s of logistics management from Georgia College while in the military.

CRAIG L. WEINSTOCK, 67
Mr. Weinstock has served as the Company’s Senior Vice President, Secretary, and General Counsel since October 2014. Prior to his promotion, Mr. Weinstock served as the Company’s Chief Compliance Officer. Before joining the Company in October 2013, he practiced law at Locke Lord LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities, and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of the Company on a variety of matters. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School.

CHRISTY H. NOVAK, 53
Ms. Novak has served as the Company’s Vice President, Corporate Controller, and Chief Accounting Officer since November 2021. Ms. Novak served as the Company’s Vice President of Accounting Systems from 2020 until November 2021 and as Vice President of Finance for the Company’s Rig Technologies segment from 2013 to 2020. Since joining the Company in 2005, Ms. Novak has advanced through several positions of increasing responsibility and has successfully led initiatives to strengthen and streamline the accounting function and develop talent within the finance organization. Prior to joining the Company, she spent nearly ten years in public accounting with Ernst & Young LLP where she served various audit clients in the manufacturing and energy industries. Ms. Novak graduated from Texas A&M University with a BBA in Accounting and is a Certified Public Accountant.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than 5% of the outstanding shares of the common stock of the Company. The percentage of shares of common stock beneficially owned is based on 360,630,925 shares outstanding as of March 25, 2026.

5% Owners	Number of Shares	Percent of Class
Pzena Investment Management LLC (1) 320 Park Avenue, 8th Floor New York, NY 10022	43,348,680	12.02%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	39,568,339	10.97%
BlackRock, Inc. (3) 50 Hudson Yards New York, NY 10001	39,549,784	10.97%
First Eagle Investment Management, LLC (4) 1345 Avenue of the Americas New York, NY 10105	38,194,320	10.59%
Hotchkis and Wiley Capital Management, LLC (5) 601 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	32,465,667	9.00%
Dimensional Fund Advisors LP (6) 6300 Bee Cave Road, Building One Austin, TX 78746	18,578,053	5.15%

(1)

Shares owned at September 30, 2024, as reflected in the Schedule 13G filed with the SEC on October 4, 2024 by Pzena Investment Management LLC. Pzena Investment Management LLC has sole voting power with respect to 36,178,295 shares and sole dispositive power with respect to 43,348,680 shares.

(2)

Shares owned at June 28, 2024, as reflected in Amendment No. 13 to the Schedule 13G filed with the SEC on July 10, 2024 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 132,818 shares, sole dispositive power with respect to 39,040,005 shares, and shared dispositive power with respect to 528,334 shares.

(3)

Shares owned at August 31, 2024, as reflected in Amendment No. 3 to the Schedule 13G filed with the SEC on September 10, 2024 by BlackRock, Inc. (“Blackrock”). Blackrock has sole voting power with respect to 36,004,410 shares and sole dispositive power with respect to 39,549,784 shares. Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors (which beneficially owns 5% or greater of the outstanding shares of the Company), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd.

(4)

Shares owned at February 28, 2025, as reflected in Amendment No. 8 to the Schedule 13G filed with the SEC on March 5, 2025 by First Eagle Investment Management, LLC. First Eagle Investment Management, LLC has sole voting power with respect to 34,701,989 shares and sole dispositive power with respect to 38,194,320 shares. First Eagle Global Fund, a registered investment Company for which First Eagle Investment Management, LLC acts as investment advisor, may be deemed to beneficially own 28,255,276 of these shares.

(5)

Shares owned at December 31, 2025, as reflected in Amendment No. 3 to the Schedule 13G filed with the SEC on February 17, 2026 by Hotchkis and Wiley Capital Management, LLC. Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 29,389,667 shares and sole dispositive power with respect to 32,465,667 shares.

(6)

Shares owned at September 30, 2025, as reflected in the Schedule 13G filed with the SEC on October 9, 2025 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting power with respect to 18,217,044 shares and sole dispositive power with respect to 18,578,053 shares.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 25, 2026 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 360,630,925 shares outstanding as of March 25, 2026. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 25, 2026 through the exercise of any stock option, warrant, or other right. Each stockholder has sole voting and investment power, or shares these powers with his or her spouse, with respect to the shares beneficially owned. The address for each of the following stockholders is NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares (1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Jose A. Bayardo	745,678	811,590	*
Sanjay K. Chowbey	—	—	*
Marcela E. Donadio	97,425	—	*
David D. Harrison	126,900	—	*
Christian S. Kendall	85,949	—	*
Scott B. Livingston	118,213	151,007	*
Patricia Martinez	25,499	—	*
Patricia B. Melcher	25,599	—	*
Christy H. Novak	102,561	110,792	*
Rodney C. Reed	167,342	128,958	*
Joseph W. Rovig	267,841	366,078	*
William R. Thomas	91,709	—	*
Craig L. Weinstock	253,757	432,082	*
Robert S. Welborn	45,972	—	*
All current directors and executive officers as a group (14 persons)	2,154,445	2,000,507	1.15%

(1)

Includes shares deemed held by executive officers and directors in trusts, brokerage accounts, IRA accounts, and in the Company’s 401(k) plans, supplemental savings plans, and deferred compensation plans, as well as unvested restricted stock units that will vest on May 20, 2026.

*	Less than 1 percent

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2025, our officers, directors, and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The following Compensation Discussion and Analysis (CD&A) describes our executive compensation program and provides information relevant to understanding the decisions our Compensation Committee has made under that program with regards to our Named Executive Officers’ (as defined below under “Executive Compensation”) 2025 compensation.

The following is a list of our Named Executive Officers for the year ending December 31, 2025 by name and position:

Name	Position
Clay C. Williams	Former Chairman and Chief Executive Officer (1)
Jose A. Bayardo	Chairman, President, and Chief Executive Officer (2)
Rodney C. Reed	Senior Vice President and Chief Financial Officer (3)
Joseph W. Rovig	President, Energy Equipment
Scott B. Livingston	President, Energy Products and Services
Craig L. Weinstock	Senior Vice President, Secretary, and General Counsel

(1)	Mr. Williams ceased serving as Chairman and Chief Executive Officer as of December 31, 2025.
(2)

Mr. Bayardo became Chairman, President, and Chief Executive Officer effective January 1, 2026. From January 1, 2025 through March 16, 2025, Mr. Bayardo served as Senior Vice President and Chief Financial Officer. From March 17, 2025 through December 31, 2025, Mr. Bayardo served as President and Chief Operating Officer.

(3)	Mr. Reed became Senior Vice President and Chief Financial Officer effective March 17, 2025.

Oil and Gas Market in 2025

An uncertain macroeconomic and geopolitical environment drove volatility and pressured commodity prices during 2025. Changes to global trade policies, the decision by OPEC+ to return larger than anticipated quantities of oil to the market, and rising non-OPEC production also pressured oil prices and led to cautiousness among oil and gas producers. As a result, global drilling activity declined throughout 2025. Compared to 2024, the average rig count in the U.S. and Canada declined 6% and international activity fell 7%, resulting in a 7% reduction in global drilling activity.

Regardless of the market environment, the Company remains committed to improving organizational efficiencies while focusing on the development and commercialization of innovative products and services for producing energy safely, efficiently, and with less environmental impact. Management believes this strategy will further advance the Company’s competitive position in all market conditions.

2025 Performance

Market conditions in 2025 deviated from what was projected at the time the Company’s 2025 plan was finalized. The Company’s 2025 plan was based on expectations that drilling activity in North America would be down slightly and international activity would remain flat relative to 2024. Despite a much more challenging market backdrop with meaningfully lower levels of global drilling activity than anticipated along with changes in global trade policies, the Company realized solid results and made significant progress towards key priorities, as evidenced by the following highlights:

•	The Company’s consolidated revenues decreased modestly in 2025 relative to 2024, reflecting solid execution and market share gains that mostly offset lower levels of industry activity;

•

The Company’s Energy Equipment segment grew revenues 1% and Adjusted EBITDA 13%, resulting in a 150-basis point improvement in margin. The increase in revenue was the result of strong execution on the segment’s sizeable capital equipment backlog. The increase in profitability was the result of the strong execution and improved pricing, which more than offset a significant decline in aftermarket sales year-over-year;

•

The Company’s Energy Products and Services segment, which contains many of NOV’s shorter-cycle businesses, grew North America revenues by 4% year-over-over due to market share gains and growing adoption of the segment’s new, technologically-advanced product offerings despite reduced North America drilling activity. These gains were more than offset by the impact of reduced international activity on the segment;

•	Order intake of $2.34 billion led to a book-to-bill of 91% on a 15% increase in revenue out of backlog in 2025, ending the year with a total backlog of $4.34 billion; and

•

The Company continued to improve its working capital efficiency, with working capital as a percentage of annualized revenue in the fourth quarter of 2025 reaching 21.9%, the lowest level achieved by the Company in ten years.

2025 Executive Compensation Decisions

On February 19, 2025, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian Compensation Partners (“Meridian”), approved the base salaries, annual incentive targets, and long-term incentive awards of the Company’s executive officers. In light of the prevailing environment and positioning relative to market benchmarks, the Committee approved no changes to the compensation levels for each of our Named Executive Officers (although Mr. Bayardo and Mr. Reed subsequently received salary increases corresponding to their promotions to President and Chief Operating Officer and Senior Vice President and Chief Financial Officer, respectively, as further detailed below).

Additionally, at such meeting, the Compensation Committee decided to:

•

increase the payout threshold for NVA (NOV Value Added, as defined on p. 47) portion of the performance share awards granted at such meeting to be more difficult than corresponding threshold for the performance share awards granted in 2024; and

•

continue the safety measure which was added to the annual incentive plan starting in 2023, but to require all business units to meet the same total recordable incident rate target, which was more aggressive than the 2024 target.

In addition, in connection with Mr. Bayardo’s and Mr. Reed’s promotions to President and Chief Operating Officer and Senior Vice President and Chief Financial Officer, respectively, Mr. Bayardo’s employment agreement was amended solely to update the percentage of base salary that would apply to a specific provision of such agreement, and Mr. Reed entered into an employment agreement (see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on p. 59 for further details).

At-Risk Compensation

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals.

Our annual incentives are tied to growing profitability (Adjusted EBITDA) as well as improving capital efficiency, cash flow (working capital modifier), and safety.

Our long-term incentives are tied to our returns to shareholders in absolute stock price gains, shareholder returns relative to industry peers, and improving absolute returns on capital relative to our cost of capital.

In 2025, we continued our emphasis on performance-based awards and maintained our measure of three-year improvement in NVA as an additional performance measure to the Company’s long-term performance shares. The Company believes that the Adjusted EBITDA, safety performance, and adjusted working capital metrics are well-suited for short-term incentives, while TSR (total shareholder return) and NVA better serve as long-term incentive targets.

For 2025, the payouts under our “at-risk” incentive programs were as follows:

•	Annual Bonus Payout Below Target: The Company fell short of our pre-set financial goals and earned below-target bonuses for 2025 corporate performance.

•

Mixed Long-Term Incentive Outcomes: The 2023 performance shares were earned at 86.02% of target based on our three-year TSR performance relative to the PHLX Oil Service Sector Index (the “OSX”) and pre-established NVA goals. Additionally, as of December 31, 2025, all previously granted stock options were underwater other than those granted during 2021 and 2025, which were only slightly in the money (see “Outstanding Equity Awards at Fiscal Year-End” table on p. 54).

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2025 ($ in thousands):

In the chart above, “Target Compensation” refers to the annual target total compensation opportunities offered to the CEO across 2023, 2024, and 2025 and includes base salary, target bonus opportunity, and the grant date intended value of the long-term incentive awards in each of the three years. The amounts indicated in the Realizable columns refer to the corresponding amounts earned, or on track to be earned, from the 2023, 2024, and 2025 target compensation opportunities as of December 31, 2025. “Realizable Compensation” includes base salary and bonus actually earned each year as well as the intrinsic value of long-term incentive awards based on the Company’s closing stock price on December 31, 2025. The 2023 performance award reflects the actual total payout of 86.02% of target. As of December 31, 2025, the 2024 award was tracking at 63.6% of target, and the 2025 award was tracking at 182.6% of target; however, those awards will not be completed until December 2026 and 2027, respectively.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .		What We Do Not Do . . .
☑	Pay for performance	☒	No gross-up payments to cover excise taxes or perquisites

☑	Tie significant levels of compensation to key corporate goals	☒	No guaranteed annual or multi-year bonuses

What We Do . . .		What We Do Not Do . . .
☑	Annual bonuses and long-term incentives are subject to the Company’s clawback policy	☒	No repricing of underwater stock options

☑	Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒	No dividend equivalents paid prior to vesting of performance awards (and never on unearned portion of awards)

☑	Stock Ownership Guidelines for executives and directors	☒	No dividends payable on any other unvested awards

☑	Varied performance metrics under short-term and long-term incentive plans	☒	No significant compensation in the form of perquisites for executives

☑	Double-trigger provisions for change in control

☑	Independent consultant reports directly to the Compensation Committee

☑	Review tally sheets when making executive compensation decisions

☑	Mitigate undue risk in compensation programs

Shareholder Engagement

Throughout the year, management actively engaged in conversations and sought feedback on management’s approach to long-term planning for the business, including, but not limited to, operating a global manufacturing company in an increasingly complicated global market, new technology research and development, the say-on-pay vote and general satisfaction with the Company’s compensation programs, and sustainability matters. In general, shareholders were supportive of the Company’s compensation programs, as further evidenced by 97% of votes cast supporting the 2025 “Say on Pay” vote.

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes that in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance, tied to balanced short- and long-term objectives;

•	Provide a market-competitive pay level;

•	Provide alignment with shareholder interests; and

•	Provide a certain level of financial security.

Components of NOV’s Compensation Program:

Total Compensation
Components of Compensation	Purpose
Fixed Pay

Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility, and individual performance

“At-Risk” Pay
Annual Incentives (Cash)

•

Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals

•

Encourage smart investments and prudent deployment of capital

•

Attract, motivate, and retain high quality management talent

•

Provide competitive cash compensation opportunity

Stock Options

•

Link a portion of executive compensation to the enhancement of stockholder value

•

Focus executives on share price appreciation and reward for creating long-term stockholder value

•

Require three-year level vesting, thus serving as a retention tool

Performance Shares

•

Recognize the Company’s total shareholder performance relative to industry peers

•

Portions subject to TSR and NVA performance measures

•

Provide a long-term incentive vehicle tied to a three-year performance goal

Restricted Stock	• Align interests of executives with shareholders by providing long-term stock ownership • Provide forfeitable ownership stake (three-year level vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no material compensation policy differences among the individual executives except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Role of Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans.

The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities competitive with the peer group of companies described below.

Role of Compensation Consultant

Since 2016, Meridian has been engaged as the Compensation Committee’s compensation consultant to serve as its advisor on executive compensation matters. Meridian provides advice and analysis to the Compensation Committee on the design, structure, and level of executive compensation. Meridian regularly conducts a competitive review of executive compensation for the Company’s Named Executive Officers relative to its peer companies, as well as to analyze internal pay equity, share usage and dilution. Meridian analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements and other public filings. To establish 2025 compensation, in November 2024, Meridian generated data on the components of the Company’s compensation program compared to the competitive market data range (25th percentile to 75th percentile) of the designated peer group.

Role of CEO and Management

Management plays an important role in assisting the Compensation Committee in determining executive compensation. At the request of the Compensation Committee, management works with Meridian to provide relevant information for the Compensation Committee to make informed decisions. Additionally, our CEO provides the Compensation Committee with his assessment of the performance of our other executive officers and recommends compensation for those officers.

Market Considerations

As part of its process to establish compensation levels for the Company’s Named Executive Officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus, and long-term incentives) for each of its Named Executive Officers against the compensation provided to comparable executive officers at companies in a designated peer group.

The Company’s peer group for 2025, as approved by the Compensation Committee in 2024, remained the same as for 2024, and was as follows:

APA Corporation	Helmerich & Payne, Inc.	Parker-Hannifin Corporation

Baker Hughes Company	Hess Corporation	Schlumberger Limited

ChampionX Corporation	Illinois Tool Works Inc.	TechnipFMC plc

Cummins Inc.	Ingersoll Rand Inc.	TPI Composites, Inc.

Generac Holdings Inc.	Marathon Oil Corporation (1)	Transocean Ltd.

Halliburton Company	Oceaneering International, Inc.	Weatherford International plc

(1)

For fiscal 2025 compensation decisions, the Compensation Committee used the peer group approved in November 2024, which included Marathon. Shortly after the Compensation Committee’s November 2024 meeting, Marathon was acquired and therefore ceased to be an independent, publicly-traded peer. Marathon remained part of the peer group used in connection with the Compensation Committee’s November 2024 review because it was a member of the approved peer group at the time the Compensation Committee made its decisions. Marathon was not considered for subsequent peer-group refresh decisions or for 2026 compensation decisions.

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account his level of achievement for his goals and objectives when setting his compensation opportunity. For 2025, CEO performance was measured in four key areas of the Company:

•	Financial performance;

•	Formulation and implementation of Company strategy;

•	Operational and safety performance; and

•	Management and employee development.

2025 Compensation Actions

The following section describes the elements of the Company’s compensation program for 2025, why the elements were selected, and how the amounts of each element were determined. The mix of target total compensation for our CEO and other Named Executive Officers is shown in the chart below:

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position, and, for each executive other than the CEO, the recommendations of our CEO. None of the Named Executive Officers received a salary increase in 2025 except for Mr. Bayardo and Mr. Reed upon their promotions. Mr. Bayardo was promoted to President and Chief Operating Officer of the Company and Mr. Reed was promoted to Senior Vice President and Chief Financial Officer of the Company effective March 17, 2025, and each received corresponding salary increases.

Name	2023 Salary		2024 Salary	2025 Salary		2025 Increase %
Clay C. Williams	$1,000,000		$1,000,000	$1,000,000		0.0%
Jose A. Bayardo	$725,000		$725,000	$850,000	(1)	17.2%
Rodney C. Reed	$358,800		$371,358	$575,000	(1)	54.8%
Joseph W. Rovig	$600,000		$600,000	$600,000		0.0%
Craig L. Weinstock	$565,000		$565,000	$565,000		0.0%
Scott B. Livingston	$424,000	(2)	$550,000	$550,000		0.0%

(1)	Effective March 17, 2025
(2)	Effective June 25, 2023

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth, profitability, and operational goals (including safety goals), encourage smart investments and prudent return on capital, and provide competitive compensation opportunities to attract and retain high quality management talent.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s Named Executive Officers under the Company’s 2025 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each Named Executive Officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives. The Compensation Committee made no adjustments to the target bonus levels under the 2025 annual incentive plan for the Named Executive Officers, except for the adjustment for Mr. Bayardo and Mr. Reed due to their promotions effective March 17, 2025.

	Annual Target Bonus Opportunity (As Percent of Salary)
Name	2023		2024	2025
Clay C. Williams	130%		130%	130%
Jose A. Bayardo	85%		85%	100	% (1)
Rodney C. Reed	60%		60%	85	% (1)
Joseph W. Rovig	85%		85%	85%
Craig L. Weinstock	85%		85%	85%
Scott B. Livingston	65	% (2)	85%	85%

(1)	Effective March 17, 2025
(2)	Effective June 25, 2023

Performance Metrics

The incentive plan provides for cash awards if the Company achieves certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan, approved by the Board each year, is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook, available strategic alternatives, and anticipated cost reductions.

Adjusted EBITDA was selected as a measure for the 2025 annual incentive plan given our continued focus on the operating profitability of our business and the ongoing macroeconomic challenges in the oil and gas industry. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors with additional information about the results of ongoing operations. The Company includes a working capital modifier in the annual incentive plan to drive improvements in capital efficiency and cash flow.

The Company also includes safety performance measures (“Safety”) in the annual incentive plan. The Company believes that this measure emphasizes the Company’s safety culture and HSE performance across all business units. All participants, including the Named Executive Officers, have at least 10% of their incentive plan tied to Safety. For 2025, 5% was based on the achievement of certain total recordable incident rate (“TRIR”) performance levels and 5% was based on the achievement of certain annual safety goals, including safety training hours and other organizational safety initiatives determined at the business unit/segment level.

Safety results for each segment are a rollup of the business units that make up the segment, while corporate results are a rollup of the entire Company.

Metric	Definition	Rationale
Adjusted EBITDA	Operating profit excluding depreciation, amortization, gains, and losses on sales of fixed assets and, when applicable, Other Items.	Adjusted EBITDA was selected given our continued focus on operating profitability, particularly given the ongoing macroeconomic challenges in the oil and gas industry.

Safety	This metric is based on the Company’s TRIR and annual safety goals.	The Safety measure was selected to build and improve safety culture across the organization.

Working Capital Modifier	Adjusted Working Capital shall be calculated as follows: (Accounts Receivable + Inventory + Contract Assets + Prepaid – Factored Accounts Receivable) – (Accounts Payable + Contract Liabilities + Accrued Cost of Goods Sold). Adjusted EBITDA will be increased by $0.15 for each $1 of Adjusted Working Capital below the target and reduced by $0.15 for each $1 of Adjusted Working Capital above the target.	The purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. The Adjusted EBITDA and Safety metrics have a “Threshold,” “Target,” and “Maximum” level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Results falling between the stated thresholds of Threshold, Target, and Maximum will result in an interpolated payout. Below the threshold level of performance, there is no payout. The payout is capped once the Maximum performance level is achieved.

Payout Results

Payouts are determined by metric under the annual incentive plan using the following formula:

For 2025, the incentive plan Target Adjusted EBITDA was set at the Company’s financial plan Adjusted EBITDA as publicly reported in the Company’s financial statements as adjusted for certain non-recurring items and other accounting adjustments. The Minimum level was set at 70% of Target and the Maximum level was set at 120% of Target. The corporate performance was below the Target level of Adjusted EBITDA, while segment EBITDA was mixed. The Working Capital Modifier increased Adjusted EBITDA, and the Company exceeded its safety targets at the Corporate level, while segment performance was mixed. Actual bonuses paid to executives were calculated as follows:

					2025 Actual Results		2025 Payout Percentages
	Weight	Min (10% of target payout)	Target (100% of target payout)	Max (200% of target payout)	Without WCM Applied	With WCM Applied	Without WCM Applied	With WCM Applied
Corporate (Williams, Bayardo, Reed, Weinstock)
NOV Adjusted EBITDA ($mil)	90%	$778	$1,112	$1,334	$991	$1,033	67%	79%
NOV Safety: TRIR	5%	1.25	0.70	0.25	0.61	n/a	120%	n/a
NOV Safety: Annual Goals	5%	Achieved					200%	n/a
Energy Equipment (Rovig)
NOV Adjusted EBITDA ($mil)	45%	$778	$1,112	$1,334	$991	$1,033	67%	79%
EE Adjusted EBITDA ($mil)	45%	$434	$619	$743	$683	$725	152%	186%
EE Safety: TRIR	5%	1.25	0.70	0.25	0.51	n/a	142%	n/a
EE Safety: Annual Goals	5%	Achieved					200%	n/a
Energy Products & Services (Livingston)
NOV Adjusted EBITDA ($mil)	45%	$778	$1,112	$1,334	$991	$1,033	67%	79%
EPS Adjusted EBITDA ($mil)	45%	$483	$691	$829	$527	$524	29%	28%
EPS Safety: TRIR	5%	1.25	0.70	0.25	0.74	n/a	93%	n/a
EPS Safety: Annual Goals	5%	Achieved					200%	n/a

Working Capital Modifier ($mil)
	Target Adjusted Working Capital		Actual Adjusted Working Capital		Working Capital (above) / below Target		Modifier Factor		Change to Adjusted EBITDA
NOV (1)	$3,300	-	$3,020	=	$280	x	15%	=	$42
Energy Equipment (2)	$1,875	-	$1,594	=	$281	x	15%	=	$42
Energy Products & Services (3)	$1,293	-	$1,312	=	($19)	x	15%	=	($3)

(1)	Target Adjusted Working Capital equal to 38% of 2025 annualized revenue
(2)	Target Adjusted Working Capital equal to 38% of 2025 annualized revenue
(3)	Target Adjusted Working Capital equal to 33% of 2025 annualized revenue

2025 Annual Incentive Compensation Bonus Payouts

Name	Base Salary		Target Bonus %		Target Bonus $		Actual Bonus	Overall % of Target Bonus (1)
Clay C. Williams	$1,000,000		130%		$1,300,000		$1,129,492	87%
Jose A. Bayardo	$824,315	(2)	97	% (2)	$799,586	(2)	$694,123	87%
Rodney C. Reed	$533,156	(2)	80	% (2)	$426,525	(2)	$425,663	100%
Joseph W. Rovig	$600,000		85%		$510,000		$694,271	136%
Craig L. Weinstock	$565,000		85%		$480,250		$417,260	87%
Scott B. Livingston	$550,000		85%		$467,500		$292,497	63%

(1)

Result of applying the percentages applicable to each such NEO (as defined below) from the bonus calculation table above, including incorporating results from the working capital modifier table for non-safety metrics.

(2)

Reflects changes effective March 17, 2025. Mr. Reed moved from Energy Equipment into Corporate as part of his promotion effective March 17, 2025. Both Mr. Bayardo’s and Mr. Reed’s base salaries and target bonus percentages were adjusted at such time.

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Link the officers’ interests with those of the Company’s stockholders.

The executives’ long-term incentive awards are benchmarked to ensure the type, value, and amount of each award are consistent with market practices and aligned with the Company’s philosophy.

For 2025, target equity values remained the same as 2024 for the Named Executive Officers. However, in connection with Mr. Bayardo’s promotion to President and Chief Operating Officer and Mr. Reed’s promotion to Senior Vice President and Chief Financial Officer effective March 17, 2025, each was issued a one-time supplemental award in the amount of $1,150,000 divided equally between restricted stock units and performance share awards.

Based on the foregoing, on February 19, 2025, and with respect to Mr. Bayardo’s and Mr. Reed’s supplemental awards, on March 17, 2025, the Compensation Committee approved the grant of stock options, restricted stock units, and performance share awards to the Company’s Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan:

Name	Intended Target Equity Value (1)		Securities Underlying Stock Options (#)	Restricted Stock Units (#)	Performance Awards (Target # of Shares)
Clay C. Williams	$9,000,000		134,731	235,602	294,503
Jose A. Bayardo	$3,950,000	(2)	41,916	111,377	129,702
Rodney C. Reed	$1,600,000	(2)	6,737	64,584	38,079
Joseph W. Rovig	$1,900,000		28,443	49,738	62,173
Craig L. Weinstock	$1,700,000		25,449	44,503	55,628
Scott B. Livingston	$1,500,000		22,455	39,267	49,084

(1)

The intended target value differs somewhat from the required accounting values used in the Summary Compensation Table. Final share amounts for the performance awards and restricted stock units were determined by dividing the value of the award by the closing price on February 19, 2025 ($15.28), and with respect to Mr. Bayardo’s and Mr. Reed’s supplemental awards, the closing price on March 20, 2025 ($15.10). The final number of stock options was determined using an estimated Black-Scholes value based on the closing price on February 19, 2025.

(2)	Includes March 17, 2025 supplemental awards.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the NYSE on the date of approval of the grants by the Compensation Committee ($15.28 per share). Each of such options has a term of ten years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock Units

The restricted stock units granted vest in three equal annual installments commencing on the first anniversary of the date of grant.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date (performance period is January 1, 2025 to December 31, 2027). The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns-based metric).

The TSR goal can only be achieved if the percentile ranking of the Company’s TSR as measured against the TSR of the constituent members of the OSX over a three-year performance period exceeds certain levels. The Compensation Committee believes that the members of the OSX are an appropriate benchmark against which to compare the Company’s TSR performance.

The TSR goal is subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the performance period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the performance period, the payout amount shall not be less than 50% of the target level, regardless of relative TSR results.

The following table summarizes the absolute TSR collar limitation:

Annualized Three-Year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

The NVA goal is based on the Company’s NVA (NOV Value Added) over the three-year performance period. “NVA” is calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times a 9% required return on assets.

The following table summarizes the payout thresholds for the 2025 performance share awards:

Level	TSR: Percentile Rank vs OSX Comparator Group (85%)	NVA: Absolute NVA Performance (15%)	Payout Percentage (1)
Maximum	75th Percentile & above	$200M NVA	200% Target Level
Target	50th Percentile	Equal to 2024 NVA of $25M*	100% Target Level
Threshold	25th Percentile	$(150)M	50% Target Level
No payout	Below 25th Percentile	Below $(150M)	0%

(1)	2024 Actual NVA as adjusted for timing of write-offs, tax rate of 23%, cost of capital of 9%.

Results falling between threshold, target, and maximum will result in a linearly interpolated payout.

2023 Performance Share Awards Results

The 2023 performance share awards were divided into two independent parts subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The performance period commenced on January 1, 2023 and ended on December 31, 2025. The TSR portion of the award was based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX over a three-year performance period. The TSR calculation ranked the Company’s stock performance against the OSX peer group using the average of the first and last 30 days of the vesting period and assumes the reinvestment of dividends. The NVA portion of the award was based on the Company’s NVA from the over the three-year performance period. NVA was calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

The Company’s three-year average TSR was -25.7%, which ranked 10th in the OSX comparator group during the 2023-2025 performance period. Within the OSX comparator group, this TSR result was above the threshold level but below the target level and resulted in 71.4% of the target shares from the TSR-based awards vesting. The TSR-based award is also subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the Performance Period is negative, regardless of relative TSR results. However, the cap did not apply since the payout was 71.4% of target, which was below the 100% vesting cap. The Company’s absolute NVA performance at the end of the performance period was negative $29.2 million, which was above the target but below the maximum level. As a result, 168.9% of the shares from the NVA-based award vested. The total weighted payout percent for 2023 performance share awards grant was 86.02%. The Compensation Committee certified the results for the 2023 performance share awards on February 18, 2026.

Retirement, Health, and Welfare Benefits

The Company offers retirement, health, welfare, and wellness programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment, and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense. U.S. employees may also earn wellness incentives by participating in voluntary wellness activities.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOV Inc. 401(k) (“401k Plan”) and the NOV Inc. Non-Qualified Deferred Compensation Plan (“NDCP”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold and whose position is deemed to be eligible as established by the Company’s benefits plan administrative committee are generally eligible to participate in the NDCP. Participation in the 401k Plan and NDCP is voluntary. The NDCP is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan.

In 2022, the Compensation Committee adopted a retirement policy for equity awards (the “Equity Retirement Program”). The Equity Retirement Program provides certain benefits to long-term employees to permit such individuals to elect retirement, including full or partial continued vesting of certain equity awards, provided that the retiree agrees to certain post-employment restrictions, including non-competition and non-solicitation covenants. The Equity Retirement Program applies to the 2022 equity awards and any future equity awards granted to eligible employees. The Compensation Committee also authorized and directed the Company to adopt an amendment to the Company’s group health plan to provide extended medical benefits for certain employees in the United States (the “Retiree Medical Plan”) to provide for post-employment medical coverage for the retiree and his or her dependents under certain circumstances until he or she turns 65 and is eligible to participate in Medicare.

In order to participate in both the Equity Retirement Program and the Retiree Medical Plan, the employee must attain at least 60 years of age at the time of retirement and must have completed at least ten years of total service and at least five years of consecutive service with the Company prior to retirement. Additionally, employees must obtain approval of their proposed retirement date from the Company before they are eligible to participate.

The Company’s Named Executive Officers are eligible to participate in the Equity Retirement Program and the Retiree Medical Plan (provided they satisfy the plan eligibility requirements).

U.S. Income Tax Limits on Deductibility

In establishing total compensation for our executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Code Section 162(m). Section 162(m) generally disallows an income tax deduction to publicly traded corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s “covered employees,” defined in Section 162(m) as the CEO, the Chief Financial Officer, the three other most highly compensated executive officers, other than the CEO and Chief Financial Officer, and any other individual who has been classified as a “covered employee.” The Compensation Committee believes that the potential deductibility of the compensation payable under its incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure its incentive compensation plans and arrangements in a manner which, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), assures appropriate levels of total compensation for our executive officers based on and aligned with the Company’s performance.

Option Grant Practices
Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan, or practice to time its option grants to its executives in coordination with the release of material non-public
information and has not timed its release of material
non-public
information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public
information.
The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives, in coordination with the Compensation Committee, set a time for the Compensation Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Compensation Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.
The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year
term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.
Recoupment Policy
On October 2, 2023, the Board adopted the NOV Inc. Compensation Recovery Policy (“
Compensation Recovery Policy
”). The Compensation Recovery Policy conforms with the NYSE’s new listing standards which require listed companies to adopt and comply with a written policy providing for the recovery, in the event of a required accounting restatement, of incentive-based compensation received by current or former executive officers where that compensation is based on erroneously reported financial information. The Compensation Recovery Policy provides for the recovery of erroneously awarded incentive-based compensation from current and former executive officers in the event of an Accounting Restatement (as defined in the policy) resulting from the Company’s material noncompliance with any financial reporting requirement under US securities laws. In the event of an Accounting Restatement, the Company shall seek to recover any erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date when the Company is required to prepare an Accounting Restatement.
On October 2, 2023, the Board also approved certain amendments to the Company’s existing NOV Inc. Supplemental Clawback Policy (“
Supplemental Clawback Policy
”) in light of NYSE listing rules adopted in 2023. The amendments to the Supplemental Clawback Policy clarify that the Compensation Recovery Policy takes precedence in all situations where it applies. The Supplemental Clawback Policy preserves the Compensation Committee’s ability to claw back compensation from a wider group of persons and allows the Compensation Committee, in its sole discretion, to terminate any award, including performance-based awards and time-based awards, if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements. A similar clawback provision was included in the NOV Inc. Long-Term Incentive Plan and the participants’ Award agreements.

For purposes of this clawback policy, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award, and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its named executive officers in February 2013 and amended them in November 2020. The Company’s stock ownership guidelines for its named executive officers are intended to align the interests of the Company’s named executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the guidelines applicable for 2025, the named executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman, President & CEO	6X
Senior Vice President & CFO	3X
Other executive officers	2X

The Company’s named executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401k Plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. For purposes of determining compliance with the guidelines, as of January 1 of each year, the executive’s total eligible shares (as described above) will be multiplied by the greater of (a) the average of the month-end closing prices of the Company’s common stock for the prior twelve months or (b) the value on the date of grant or purchase. All of the Company’s named executive officers were in compliance with the Company’s stock ownership guidelines as of January 1, 2026. In addition, as described under “Recent Developments for 2026 Compensation” below, the stock ownership guidelines were amended as of February 18, 2026, and all of the Company’s named executive officers were in compliance with the amended stock ownership guidelines as of March 25, 2026.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2025.

Recent Developments for 2026 Compensation

In connection with Mr. Bayardo’s promotion to CEO, effective January 1, 2026, the Company (a) increased his annual base salary to $950,000, (b) increased his target bonus percentage for the Company’s incentive compensation plan from 100% to 125% of his annual base salary, and (c) amended his executive employment agreement solely to increase the percentage that will apply in certain scenarios from 100% to 125% (see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” on p. 59 for more detail).

On February 18, 2026, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets, and long-term incentive awards of the Company’s executive officers. The Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders.

The Compensation Committee, in connection with its annual review of executive compensation and performance, after consulting with Meridian, approved the following:

•

for 2026 long-term incentive awards, an increase to at-risk compensation by moving to 65% performance awards and 35% restricted stock (as opposed to 50% performance awards, 40% restricted stock, and 10% options for 2025), and the replacement of the NVA-portion of the performance awards with a return on capital employed construct;

•	a substantial expansion of the pool of employees receiving performance awards to over 60 additional employees within key management and finance positions to better drive long-term performance;

•	modest increases to base salary and long-term incentive awards for certain named executive officers to remain reasonably competitive with peer compensation levels;

•	maintaining the safety measure in the 2026 annual incentive plan at 10% of the total bonus, but increasing the portion tied to the objective measure of TRIR to 7.5% from 5%; and

•

a revision to the Company’s stock ownership guidelines for 2026 to require that each executive other than the CEO (6x) hold at least 3x of his or her base salary’s worth of the Company’s stock, up from 2x, and requiring that all covered persons meet their applicable holding requirement both as of the beginning of each year and at the time of any proposed transaction in the Company’s stock.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2026 Proxy Statement.

Members of the Compensation Committee

Christian S. Kendall, Committee Chair

Patricia Martinez

William R. Thomas

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2025, the compensation paid by the Company to its former Chief Executive Officer, current Chief Executive Officer (and former Chief Financial Officer), current Chief Financial Officer, and three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”) serving in such capacity at December 31, 2025.

Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)		Bonus ($)	Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Comp ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Comp ($) (5)		Total ($)
Clay C. Williams Former Chairman & Chief Executive Officer	2025 2024 2023	$ $ $	1,000,000 1,000,000 989,154	— — —	$ $ $	9,576,940 7,363,485 8,122,845	$ $ $	899,208 2,246,330 2,245,359	$ $ $	1,129,492 1,238,978 1,583,406	$ $ $	90,047 100,640 18,678	$ $ $	17,500 24,941 15,740	$ $ $	12,713,187 11,974,375 12,975,182
Jose A. Bayardo Chairman, President & Chief Executive Officer	2025 2024 2023	$ $ $	824,315 725,000 717,769	— — —	$ $ $	4,327,290 2,290,863 2,527,097	$ $ $	279,752 698,862 698,558	$ $ $	694,123 587,323 751,187		— — —	$ $ $	41,058 42,675 36,213	$ $ $	6,166,538 4,344,724 4,730,824
Rodney C. Reed Senior Vice President & Chief Financial Officer	2025		$533,156	—		$1,752,802		$44,963		$425,663		—		$26,400		$2,782,984
Joseph W. Rovig President – Energy Equipment	2025 2024 2023	$ $ $	600,000 600,000 594,577	— — —	$ $ $	2,021,797 1,554,520 1,714,818	$ $ $	189,831 474,229 474,021	$ $ $	694,271 546,081 656,832		— — —	$ $ $	30,000 39,136 30,054	$ $ $	3,535,900 3,213,966 3,470,302
Craig L. Weinstock Senior Vice President, Secretary, and General Counsel	2025 2024	$ $	565,000 565,000	— —	$ $	1,808,977 1,390,882	$ $	169,849 424,303	$ $	417,260 457,707		— —	$ $	26,294 26,294	$ $	2,987,381 2,864,187
Scott B. Livingston President – Energy Products and Services	2025 2024	$ $	550,000 547,577	— —	$ $	1,596,157 1,227,242	$ $	149,867 374,386	$ $	292,497 399,786		— —	$ $	27,500 35,916	$ $	2,616,021 2,584,906

(1)

Effective March 17, 2025, Mr. Bayardo was promoted to President and Chief Operating Officer, with Mr. Williams remaining Chairman and CEO, and Mr. Rodney C. Reed was appointed Senior Vice President and Chief Financial Officer. On December 31, 2025, Mr. Williams ceased serving as Chairman and CEO, and effective January 1, 2026, Mr. Bayardo was appointed Chairman of the Board and promoted to CEO.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2025 annual report, Financial Report to Stockholders, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.

(3)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2025 annual report, Financial Report to Stockholders, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(4)

The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2025 annual incentive plan. The consolidated Adjusted EBITDA, consolidated level working capital, Energy Products and Services Adjusted EBITDA, and Energy Products and Services TRIR Safety targets were not fully met, while the Energy Equipment Adjusted EBITDA target, the consolidated Safety performance objectives, the Energy Products and Services Safety annual goals, and the Energy Equipment Safety performance objectives were exceeded. The NEOs received the foregoing incentive compensation bonus payouts for 2025 as a result.

(5)	The amounts include:
a)

The Company’s cash contributions for 2025 under the Company’s 401k Plan, a defined contribution plan, on behalf of Mr. Williams - $17,500; Mr. Bayardo - $17,500; Mr. Reed - $16,970; Mr. Rovig - $13,500; Mr. Weinstock - $17,500; and Mr. Livingston - $13,379; and

b)

The Company’s cash contributions for 2025 under the NDCP, a defined contribution plan, on behalf of Mr. Williams - $0; Mr. Bayardo - $23,558; Mr. Reed - $9,430; Mr. Rovig - $16,500; Mr. Weinstock - $8,794; and Mr. Livingston - $14,121.

The following table provides information concerning stock options, restricted stock awards and restricted stock units granted to Named Executive Officers during the fiscal year ended December 31, 2025. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2025.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Clay C. Williams	2/19/2025	$130,000	$1,300,000	$2,600,000
	2/19/2025				147,252	294,503	589,006				$5,976,941
	2/19/2025							235,602			$3,599,999
	2/19/2025								134,731	$15.28	$899,208
Jose A. Bayardo	2/19/2025	$79,959	$799,586	$1,599,171
	2/19/2025				45,812	91,623	183,246				$1,946,771
	2/19/2025							73,298			$1,119,993
	2/19/2025								41,916	$15.28	$279,752
	3/20/2025				19,040	38,079	76,158				$685,533
	3/20/2025							38,079			$574,993
Rodney C. Reed	2/19/2025	$42,652	$426,525	$853,049
	2/19/2025							26,505			$404,996
	2/19/2025								6,737	$15.28	$44,963
	3/20/2025				19,040	38,079	76,158				$772,812
	3/20/2025							38,079			$574,993
Joseph W. Rovig	2/19/2025	$51,000	$510,000	$1,020,000
	2/19/2025				31,087	62,173	124,346				$1,261,801
	2/19/2025							49,738			$759,997
	2/19/2025								28,443	$15.28	$189,831
Craig L. Weinstock	2/19/2025	$48,025	$480,250	$960,500
	2/19/2025				27,814	55,628	111,256				$1,128,971
	2/19/2025							44,503			$680,006
	2/19/2025								25,449	$15.28	$169,849
Scott B. Livingston	2/19/2025	$46,750	$467,500	$935,000
	2/19/2025				24,542	49,084	98,168				$996,157
	2/19/2025							39,267			$600,000
	2/19/2025								22,455	$15.28	$149,867

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)

On February 19, 2025, the Compensation Committee approved the 2025 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). On March 20, 2025, an additional Performance Share Award Grant with the same terms as the foregoing grant was given to Mr. Bayardo and Mr. Reed due to their promotions to President and Chief Operating Officer and Senior Vice President and Chief Financial Officer, respectively.

(3)

On February 19, 2025, the Compensation Committee approved a grant of restricted stock units to these Named Executive Officers pursuant to the NOV Inc. Long-Term Incentive Plan. The restricted stock units granted by the Company to its Named Executive Officers vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such Named Executive Officer remains continuously employed with the Company during such period. On March 20, 2025, an additional restricted stock grant was given to Mr. Bayardo and Mr. Reed in connection with their promotions on the same terms as the foregoing grant, except that the first vesting date for such grant is March 20, 2026.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clay C. Williams		134,731	(2)		$15.28	2/20/35
	94,816	189,634	(3)		$17.52	2/7/34
	153,846	76,923	(4)		$21.76	2/24/33
	342,000				$16.73	2/16/32
	375,659				$15.00	2/23/31
	366,638				$20.23	2/26/30
	313,187				$28.72	2/28/29
	339,642				$35.09	2/29/28
	289,920				$38.86	2/23/27
	232,558				$28.24	2/25/26
									206,801	(5)	$3,232,300
									34,467	(6)	$538,719
									256,849	(7)	$4,014,550
									85,617	(8)	$1,338,194
									294,503	(9)	$4,603,082
									235,602	(10)	$3,682,459
Jose A. Bayardo		41,916	(2)		$15.28	2/20/35
	29,498	58,998	(3)		$17.52	2/7/34
	47,863	23,932	(4)		$21.76	2/24/33
	108,000				$16.73	2/16/32
	118,629				$15.00	2/23/31
	115,780				$20.23	2/26/30
	98,901				$28.72	2/28/29
	107,256				$35.09	2/29/28
	118,260				$38.86	2/23/27
	224,215				$28.24	2/25/26
									64,338	(5)	$1,005,603

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
									10,723	(6)	$167,600
									79,909	(7)	$1,248,978
									26,636	(8)	$416,321
									91,623	(9)	$1,432,067
									73,298	(10)	$1,145,648
									38,079	(11)	$595,175
									38.079	(12)	$595,175
Rodney C. Reed		6,737	(2)		$15.28	2/20/35
	4,741	9,482	(3)		$17.52	2/7/34
	7,692	3,846	(4)		$21.76	2/24/33
	18,000				$16.73	2/16/32
	19,772				$15.00	2/23/31
	19,297				$20.23	2/26/30
	16,484				$28.72	2/28/29
	17,350				$35.09	2/29/28
	39,240				$34.32	12/21/27
	14,790				$38.86	2/23/27
									—	(5)	—
									5,170	(6)	$80,807
									—	(7)	—
									12,842	(8)	$200,720
									—	(9)	—
									26,505	(10)	$414,273
									38,079	(11)	$595,175
									38,079	(12)	$595,175
Joseph W. Rovig		28,443	(2)		$15.28	2/20/35
	20,017	40.034	(3)		$17.52	2/7/34
	32,478	16,240	(4)		$21.76	2/24/33
	72,000				$16.73	2/16/32
	79,086				$15.00	2/23/31
	77,187				$20.23	2/26/30
	65,934				$28.72	2/28/29
	71,504				$35.09	2/29/28
	53,220				$38.86	2/23/27
	49,826				$28.24	2/25/26
									43,658	(5)	$682,375
									7,276	(6)	$113,724
									54,224	(7)	$847,521
									18,074	(8)	$282,497
									62,173	(9)	$971,764
									49,738	(10)	$777,405

				Option Award			Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Craig L. Weinstock		25,449	(2)		$15.28	2/20/35
	17,909	35,820	(3)		$17.52	2/7/34
	29,060	14,530	(4)		$21.76	2/24/33
	64,800				$16.73	2/16/32
	71,178				$15.00	2/23/31
	69,468				$20.23	2/26/30
	59,341				$28.72	2/28/29
	64,353				$35.09	2/29/28
	65,050				$38.86	2/23/27
	109,529				$28.24	2/25/26
									39,063	(5)	$610,555
									6,510	(6)	$101,751
									48,516	(7)	$758,305
									16,172	(8)	$252,768
									55,628	(9)	$869,466
									44,503	(10)	$695,582
Scott B. Livingston		22,455	(2)		$15.28	2/20/35
	15,802	31,606	(3)		$17.52	2/7/34
	7,692	3,846	(4)		$21.76	2/24/33
	18,000				$16.73	2/16/32
	19,772				$15.00	2/23/31
	17,367				$20.23	2/26/30
	14,835				$28.72	2/28/29
	15,615				$35.09	2/29/28
	39,240				$34.32	12/21/27
	14,790				$38.86	2/23/27
									—	(5)	—
									5,170	(6)	$80,807
									42,808	(7)	$669,089
									14,269	(8)	$223,024
									39,267	(9)	$613,743
									49,084	(10)	$767,183

(1)	Calculations using the $15.63 the closing price of the Company’s common stock on December 31, 2025, the last trading day of the year.
(2)	2025 Stock Option Grant – Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/19/2026, 2/19/2027, and 2/19/2028.
(3)	2024 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/6/2025, 2/6/2026, and 2/6/2027.
(4)	2023 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/23/2024, 2/23/2025, and 2/23/2026.
(5)

2023 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(6)

2023 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its Named Executive Officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

(7)

2024 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(8)

2024 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

(9)

2025 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal; and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(10)

2025 Grant of Restricted Stock Units – The restricted stock units granted by the Company to its executive officers shall vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such period.

(11)

2025 Performance Share Award Grant (Bayardo and Reed) – The performance share awards were granted to Mr. Bayardo and Mr. Reed in connection with their promotions to President and Chief Operating Officer and Senior Vice President and Chief Financial Officer, respectively, effective March 17, 2025 and have the same terms as those applicable to the 2025 performance share award grant mentioned in item (9) above.

(12)

2025 Grant of Restricted Stock Units (Bayardo and Reed) – The restricted stock units granted by the Company to Mr. Bayardo and Mr. Reed in connection with their promotions and shall vest in three equal annual installments on March 20, 2026, February 19, 2027, and February 19, 2028. Otherwise these have the same terms as those applicable to the restricted stock units described in item (10) above.

The following table provides information on the amounts received by the Named Executive Officers during 2025 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clay C. Williams	0	$0	320,325	$4,908,341
Jose A. Bayardo	0	$0	100,793	$1,544,454
Rodney C. Reed	0	$0	18,316	$282,022
Joseph W. Rovig	0	$0	67,482	$1,034,027
Craig L. Weinstock	0	$0	60,646	$929,279
Scott B. Livingston	0	$0	19,029	$293,059

2025 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Fiscal Year
Clay C. Williams	Varco SERP	9.75	$1,204,495	0

Assumptions:

•	Measurement Date: December 31, 2025

•	Interest Rate for Present Value: 4.40%

•	Assumed Retirement Age: the earliest unreduced retirement age at age 65

•	Mortality: None

•	Form of Payment: Ten years certain

•	All other assumptions, data and plan provisions are based on the ASC 715 year-end disclosure for fiscal year ending December 31, 2025

•	Number of years of credited service reflects plan freeze as of December 31, 2005

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the NDCP to the Named Executive Officers during the fiscal year ended December 31, 2025. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits.”

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Clay C. Williams	$0	$0	$812,242	$0	$5,112,135
Jose A. Bayardo	$64,551	$23,558	$158,809	$55,816	$1,212,723
Rodney C. Reed	$36,960	$9,430	$3,888	$0	$52,000
Joseph W. Rovig	$60,000	$16,500	$185,919	$88,963	$2,459,494
Craig L. Weinstock	$22,600	$8,794	$44,324	$77,664	$357,668
Scott B. Livingston	$242,415	$14,121	$326,938	$0	$2,409,942

(1)

Executive contributions were from the executive’s salary or incentive compensation payments and are included in the Summary Compensation Table under the “Salary” column and in some cases under “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Messrs. Williams, Bayardo, Rovig, and Weinstock on December 4, 2023, with Mr. Livingston on January 24, 2024, and with Mr. Reed on March 17, 2025, which were in effect as of December 31, 2025 and are further described below. Mr. Bayardo’s employment agreement was amended on March 17, 2025 and January 1, 2026 in connection with his promotions to President and Chief Operating Officer and CEO, respectively, in each case solely to increase the percentage of base salary that would apply to a payment made following terminations under certain circumstances, as described below.

Under the employment agreements, Messrs. Williams, Bayardo, Reed, Rovig, Weinstock, and Livingston are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings, and retirement plans. Messrs. Williams, Bayardo, Rovig, and Weinstock’s employment agreements have a fixed term of three years ending December 4, 2026, and Mr. Reed’s and Mr. Livingston’s have a fixed term of three years ending January 24, 2027, after which time employment for each such executive will be at-will unless a new employment agreement is entered into. The employment agreements do not have change-in-control or excise tax gross-up provisions. The employment agreements address the vesting of options, time-based restricted stock, or restricted stock units and/or performance awards in the event of a termination due to death or disability.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination by the executive;

•	termination for cause (as defined below);

•	death; or

•	disability (as defined below);

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%; Mr. Bayardo – 100% as of December 31, 2025, but 125% effective January 1, 2026; Messrs. Reed, Rovig, Weinstock, and Livingston – 80%); and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. The cash severance payment will be paid in 12 monthly installments. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years (or the executive may elect to participate in the Company’s Retiree Medical Plan), the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus 90 days, the executive’s unvested time-based restricted stock or restricted stock units shall be 100% vested, and the executive’s unvested performance awards will continue until the original vesting date on a prorated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•

the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of 75 miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement; or

•

any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

Under the employment agreement, “Cause” means:

•

the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the executive has not substantially performed the executive’s duties;

•

the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company and its affiliates;

•	the executive being convicted of or a plea of nolo contendere to the charge of a felony;

•	a material breach of the employment agreement by the executive; or

•	a material breach of the Company’s code of conduct or ethics policies by the executive.

Under the employment agreement, “Disability” means:

•

Disability has the meaning provided in the Company’s long-term disability plan. If the executive is not eligible for the Company’s long-term disability plan, any determination of disability shall be made by the Company based on the definition of disability provided in the Company’s long-term disability plan.

The employment agreements also contain customary non-competition, non-solicitation, and non-disparagement provisions.

Severance Plan and Severance Agreements

The Company maintains the NOV Inc. Executive Severance Plan (the “Severance Plan”), in which Mr. Reed and Mr. Livingston are participants. Messrs. Williams, Bayardo, Rovig, and Weinstock are not participants in the Executive Severance Plan, as they are party to legacy severance agreements. These legacy severance agreements only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The Severance Plan and the severance agreements do not have excise tax gross-up provisions.

Payments under the severance agreements or the Severance Plan are generally triggered if the employment relationship is terminated by the Company without Cause (as described below) or if the employment relationship is terminated by the employee for Good Reason (as defined below). Under both the severance agreements and the Severance Plan, the executive is entitled to the following: (a) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (b) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125%; Messrs. Bayardo and Rovig – 80%; Mr. Reed and Mr. Livingston – their then-current target bonus percentage; and Mr. Weinstock – 75%); and (c) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Below is a comparison of certain definitions under the severance agreements and the Severance Plan.

	Severance Agreements	Severance Plan
Definition of Good Reason

“Good Reason” means:

(A) a material diminution in the Executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

(B) a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

(C) the Company’s requiring the Executive to be based at any office or location more than 75 miles from the location where the Executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

(D) any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

“Good Reason” means:

(A) a material diminution in the Participant’s annual base salary;

(B) a change in the location of the Participant’s principal place of employment by fifty (50) miles or more from the location where he or she was principally employed (other than a change in the Company’s headquarters); or

(C) absent a change in control, if the Participant is moved to a position within the Company that is not a comparable job, or in the event of a change in control, there is a material reduction in the nature or scope of the Participant’s authorities, powers, functions, responsibilities, or duties attached to the position or positions with the Company which the Participant held immediately prior to the specified period related to the change in control.

Definition of Cause

“Cause” means:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief executive Officer believes that the Executive has not substantially performed the Executive’s duties,

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the

“Cause” means a Participant has:

(i) engaged in gross negligence or willful misconduct in the performance of participant’s duties and responsibilities respecting Participant’s position with the Company or one of its affiliates;

(ii) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting Participant’s position with the Company or one of its affiliates;

(iii) materially breached the Company’s code of conduct or business ethics policy for employees;

(iv) engaged in conduct that Participant knows or should know is materially injurious to the Company or one of its affiliates;

Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates;

(iii) the Executive being convicted of or a plea of nolo contendere to the charge of a felony;

(iv) a material breach of this Agreement by the Executive; or

(v) a material breach of the Company’s code of conduct or ethics policies by the Executive.

The definition of Cause set forth in the severance agreements is substantially similar to the definition of “Cause” under the employment agreements.

(v) been convicted of or entered into a plea of no contest or equivalent to a felony or a misdemeanor involving moral turpitude; or

(vi) engaged in an act of dishonest or impropriety which materially impairs participant’s effectiveness in participant’s position with the Company.

The severance agreements and the Severance Plan also contain customary non-competition, non-solicitation, and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock unit agreements, and performance award agreements provide for full vesting of unvested outstanding options and restricted stock units, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Indemnification Agreements

On May 17, 2023, the Company began the practice of entering into indemnification agreements with each of its directors and executive officers. New directors and officers since such time have also entered into these agreements. The indemnification agreements require the Company to indemnify the Company’s directors and officers, to the fullest extent permitted by law, for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts actually and reasonably incurred in any action or proceeding arising out of or related to their services as one of the Company’s directors or officers or as a director or officer of any other company or enterprise to which the person provides services at the Company’s request.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco International, Inc. (the “Amended SERP”) which was assumed by the Company as a result of the merger with Varco International, Inc. (the “Merger”). The Amended SERP provides for retirement, death, and disability benefits, payable over ten years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and his retirement effective February 28, 2026, Mr. Williams is entitled to an annual benefit of $159,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (a) certain retirements of a participant at or after age 55, (b) the death or disability of a participant, or (c) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved ten years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements, Severance Agreements, and Severance Plan

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers if: (a) the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the employment agreement or severance agreement), death or disability; or (b) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement, severance agreement, or Severance Plan), both events hereinafter referred to as “Termination.”

The Company’s Compensation Committee believes the payment and benefit levels provided to its Named Executive Officers under their employment agreements, severance agreements, and/or the Severance Plan upon Termination should correspond to the level of responsibility and risk assumed by the Named Executive Officer. Thus, the payment and benefit levels for Messrs. Williams, Bayardo, Reed, Rovig, Weinstock, and Livingston are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2025.

Executive Benefits/Payments under the Employment Agreements (1)

	Clay C. Williams	Jose A. Bayardo	Rodney C. Reed	Joseph W. Rovig	Craig L. Weinstock	Scott B. Livingston
Cash Severance (2)	$4,500,000	$3,297,260	$1,919,361	$2,160,000	$2,034,000	$1,980,000
Continuing medical benefits (3)	$58,323	$33,637	$37,257	$50,175	$28,695	$29,020
Value of Unvested Stock Options (4)	$47,156	$14,671	$2,358	$9,955	$8,907	$7,859
Value of Unvested Time-Based Restricted Stock (5)	$5,559,372	$2,324,744	$1,290,975	$1,173,625	$1,050,102	$917,575
Value of Unvested Performance Awards (6)	$11,849,931	$4,281,823	$595,175	$2,501,660	$2,238,325	$1,436,272
Total (7)	$22,014,782	$9,952,134	$3,845,126	$5,895,415	$5,360,029	$4,370,726

(1)

The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2025. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the employment agreement), death, “Disability” (as defined in the employment agreement), or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2025. The value of unvested stock options, restricted stock awards, restricted stock units, and performance awards is based on a share price of $15.63, the Company’s closing stock price on December 31, 2025.

(2)

Cash severance is an amount equal to two times the sum of (a) the executive’s base salary and (b) a percentage of the executive’s base salary (Williams – 125%, Bayardo – 100% (as of December 31, 2025), Reed – 80%, Rovig – 80%, Weinstock – 80%, Livingston – 80%).

(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)

Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three-year anniversary of the date of Termination.

(5)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(6)

Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For this item, we have assumed that the awards vest at target (100%) at the end of the performance period.

(7)

“Accrued Obligations” (as defined in the employment agreement), as well as the prorated annual bonus for the year of termination, are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements or the Severance Plan to each Named Executive Officer as of December 31, 2025.

Executive Benefits/Payments under the Severance Agreements or Severance Plan (1)

	Clay C. Williams	Jose A. Bayardo	Rodney C. Reed	Joseph W. Rovig	Craig L. Weinstock	Scott B. Livingston
Cash Severance (2)	$2,250,000	$1,483,767	$986,338	$1,080,000	$988,750	$1,017,500
Value of Unvested Time-Based Restricted Stock (3)	$5,559,372	$2,324,744	$1,290,975	$1,173,625	$1,050,102	$917,575
Total (4)	$7,809,372	$3,808,511	$2,277,314	$2,253,625	$2,038,852	$1,935,075

(1)

The table describes the potential executive benefits and payments upon termination under the severance agreements to Messrs. Williams, Bayardo, Rovig, and Weinstock and under the Severance Plan to Messrs. Reed and Livingston as of December 31, 2025. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the severance agreement or Severance Plan), death, disability, or by the executive for “Good Reason” (as defined in the severance agreement or Severance Plan). For purposes of this analysis, we used the executive’s base salary as of December 31, 2025. The value of restricted stock is based on a share price of $15.63, the Company’s closing stock price on December 31, 2025.

(2)

Cash severance is an amount equal to one times the sum of (a) the executive’s base salary and (b) a percentage of the executive’s base salary (Williams – 125%, Bayardo – 80%, Reed – 85%, Rovig – 80%, Weinstock – 75%, Livingston – 85%).

(3)	Unvested time-based restricted stock and restricted stock units will be 100% vested upon Termination.
(4)

“Accrued Obligations” (as defined in the severance agreement) are not included in the table above as they are not able to be determined ahead of termination. Accrued Obligations consist of accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay.

Except as otherwise provided in this proxy statement, in the event of a Company termination of an executive’s employment for “Cause” (as defined in the employment agreement, severance agreement, or the Severance Plan), death, disability, or the executive’s voluntary termination of his employment with the Company (not for “Good Reason” (as defined in the employment agreement, severance agreement, or Severance Plan)), no extra benefits are payable by the Company to the executive as a result of any such events.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Clay C. Williams, our former CEO, whose last day of service as CEO as of December 31, 2025 (“2025 CEO”):

For 2025, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our 2025 CEO), was $71,814; and

•	the annual total compensation of our 2025 CEO was $12,713,187.

Based on this information, for 2025 the ratio of the annual total compensation of Mr. Clay C. Williams, our 2025 CEO, to the median of the annual total compensation of all employees was 177 to 1.
The annual total compensation of the 2025 CEO as reported above is the amount reported in the Summary Compensation Table. As detailed in footnote 2 to the Summary Compensation Table, this amount includes the aggregate grant date fair value of equity grants made to the 2025 CEO but does not reflect the value of equity awards actually earned by the 2025 CEO. For purposes of the 2025 pay ratio disclosure, the Company used the same median employee identified in 2024. In 2024, the Company determined its median employee using compensation information for all employees worldwide. Compensation for employees who were not employed for the full year was annualized, as permitted under SEC rules. After reviewing the Company’s employee population for 2025, the Company determined that there were no significant changes in its workforce or employee compensation arrangements that would materially affect the pay ratio disclosure. Accordingly, the Company continued to use the same median employee identified in 2024 for purposes of the 2025 pay ratio calculation.
Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between “compensation actually paid” to our CEO and other Named Executive Officers (“
Other NEOs
”) and our financial performance for each of the last five completed fiscal years. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our Named Executive Officers during a covered fiscal year. The table below shows “total compensation” and “average total compensation” as reported in our Summary Compensation Tables for each indicated fiscal year for our CEO and Other NEOs, respectively. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis.

			Average			Value of Initial Fixed $100 Investment Based On: Peer Group TSR			Company-
Year	Summary Compensation Table Total Compensation for CEO (1)	Compensation Actually Paid to CEO (1) (2)	Summary Compensation Table Total Compensation for Other NEOs (1)	Average Compensation Actually Paid to Other NEOs (1) (2)	NOV TSR	New Peer Group – OSX TSR (3)	Old Peer Group – SPSIOS TSR (3)	Net Income (millions)	Selected Performance Measure - Adjusted EBITDA (millions)
2025	$12,713,187	$15,331,858	$3,617,765	$4,112,343	$123.36	$181.73	$196.44	$145	$1,030
2024	$11,974,375	-$667,510	$3,251,926	$791,071	$110.87	$175.53	$185.27	$635	$1,110
2023	$12,975,182	$8,587,206	$3,749,384	$2,715,582	$151.46	$198.71	$195.34	$993	$1,001
2022	$13,071,897	$22,507,848	$3,860,049	$6,094,879	$154.31	$194.98	$182.41	$155	$679
2021	$11,325,137	$7,852,882	$3,136,479	$2,314,099	$99.09	$120.74	$112.24	-$250	$229

(1)
The CEO in each of 2025, 2024, 2023, 2022, and 2021 is Williams. Other NEOs included in average compensation calculations disclosed for 2025 include: Bayardo; Reed; Rovig; Weinstock; and Livingston. Other NEOs included in average compensation calculations disclosed for 2024 include: Bayardo; Rovig; Weinstock; and Livingston. Other NEOs included in average compensation calculations disclosed for 2023, 2022, and 2021 include: Bayardo; Joseph; Rovig; and Shelton.

(2)
In the determination of the CEO’s and each Other NEO’s Compensation Actually Paid (“
CAP
”), the fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes. To calculate CAP, the following amounts were deducted from and added to Summary Compensation Table (“
SCT
”) total compensation, as set forth in the table labeled “CEO SCT Total to CAP Reconciliation” below.

(3)
The peer group selected to determine the Company’s Peer Group TSR is the PHLX Oil Service Sector Index, or OSX, which is a change from the S&P Oil & Gas Equipment Select Industry Index (“SPSIOS”), which was used in the Company’s Pay versus Performance disclosure in prior fiscal years. We have shown both peer groups this year, and, in the future, we intend to continue using OSX as the Company’s Peer Group. The Company made this peer group change after determining that OSX is a more appropriate comparator for the Company and its compensation given that the majority of the PSAs issued under the Company’s current long-term incentive compensation have been, and continue to be, measured against OSX TSR (please see “Performance Share Awards” on p. 46 for greater detail). In addition, OSX’s constituents are principally established oilfield services and equipment companies, whereas SPSIOS includes a wider range of small- and mid-cap service companies.

CEO SCT Total to CAP Reconciliation

Compensation Element	2025
Total Comp as Reported in SCT	$12,713,187
Pension/NQDC as Reported in SCT	-$90,047
Stock Awards as Reported in SCT	-$9,576,940
Option Awards as Reported in SCT	-$899,208
Pension Value for Current Year	$0
Adjusted Equity Values and Accrued Dividends (4)	$13,184,866
Compensation Actually Paid (CAP)	$15,331,858

(4)	Adjusted Equity Values and Accrued Dividends represents the year-over-year change in the fair value of equity awards to our CEO, as itemized in the table below.

Equity Award Detail	2025
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	$363,498
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year end	$1,363,473
Fair value of equity awards at fiscal year-end for current year equity grants	$10,918,304
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$539,591
Total Equity Adjustments	$13,184,866
Average Other NEO SCT Total to CAP Reconciliation

		2025
Compensation Element	Bayardo	Reed	Rovig	Weinstock	Livingston
Total Comp. as Reported in SCT	$6,166,538	$2,782,984	$3,535,900	$2,987,381	$2,616,021
Pension/NQDC as Reported in SCT	$0	$0	$0	$0	$0
Stock Awards as Reported in SCT	-$4,327,290	-$1,752,802	-$2,021,797	-$1,808,977	-$1,596,157
Option Awards as Reported in SCT	-$279,752	-$44,963	-$189,831	-$169,849	-$149,867
Pension Value for Current Year	$0	$0	$0	$0	$0
Adjusted Equity Values and Accrued Dividends (5)	$5,546,081	$1,978,927	$2,787,614	$2,490,610	$2,010,947
Compensation Actually Paid (CAP)	$7,105,577	$2,964,146	$4,111,885	$3,499,165	$2,880,944
Average Other NEO CAP					$4,112,343

(5)	Adjusted Equity Values and Accrued Dividends represents the average year-over-year change in the fair value of equity awards to our NEOs other than our CEO, as itemized in the table below.

Equity Award Detail	2025
Change in fair value from end of prior fiscal year to vesting date for previously granted awards - vested during the year	$58,939
Change in fair value from end of prior fiscal year to end of current fiscal year for previously granted awards - unvested at year-end	$215,479
Fair value of equity awards at fiscal year-end for current year equity grants	$2,576,238
Dividends paid on unvested equity not otherwise included in total compensation for the covered fiscal year	$112,180
Total Equity Adjustments	$2,962,836

Pay Versus Performance Narrative
The following table identifies the three most important financial performance measures used by our Compensation Committee to link the compensation actually paid (“
CAP
”) to our CEO and Other NEOs in 2025.

Financial Performance Measures
Adjusted EBITDA
Relative TSR
NVA (NOV Value Added)
The following charts reflect how the CAP over the five-year period ended December 31, 2025 aligns to trends in the Company’s TSR, net income, and Adjusted EBITDA results over the same period. The chart titled “CAP vs. TSR” reflects that NOV’s TSR over this five-year period tracks the same general trend as the OSX. The increase in CAP from 2021 to 2022 was primarily driven by improved stock price performance, while the subsequent decreases in 2023 and 2024 were attributable to declines in the Company’s stock price. The increase in CAP from 2024 to 2025 was primarily due to improved stock price performance and a favorable Monte Carlo valuation.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board. The following table sets forth the compensation paid by the Company to its non-employee members of the Board for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards	Non- Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp (3)	Total
Greg L. Armstrong	$106,250	$86,137	—	—	—	—	$192,387
Marcela E. Donadio	$130,000	$200,000	—	—	—	$613	$330,613
Ben A. Guill	$114,063	$200,000	—	—	—	—	$314,063
David D. Harrison	$113,750	$200,000	—	—	—	$16,242	$322,695
Christian S. Kendall	$114,375	$200,000	—	—	—	$11,631	$326,006
Patricia Martinez	$113,750	$200,000	—	—	—	—	$313,750
Eric L. Mattson	$86,250	$33,670	—	—	—	$6,301	$126,221
Patricia B. Melcher	$110,000	$200,000	—	—	—	—	$310,000
William R. Thomas	$131,875	$200,000	—	—	—	—	$331,875
Robert S. Welborn	$115,000	$200,000	—	—	—	—	$315,000

(1)

Reflects the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. The aggregate number of outstanding unvested restricted stock units as of December 31, 2025 for each director are as follows: Mr. Armstrong – 0; Sanjay K. Chowbey – 0; Ms. Donadio – 15,949; Mr. Guill – 15,949; Mr. Harrison – 15,949; Mr. Kendall – 15,949; Ms. Martinez – 15,949; Mr. Mattson – 0; Ms. Melcher – 15,949; Mr. Thomas – 15,949; and Mr. Welborn – 15,949. Messrs. Armstrong and Mattson ceased their terms of service as directors at the Company’s 2025 annual meeting.

Ms. Donadio elected to defer her 2025 restricted stock unit grant under the Company’s Director Non-Qualified Deferred Compensation Plan, which shall be distributed upon her termination of service. The amounts reported reflect the value of the restricted stock units based on the closing stock price on the applicable grant date (May 20, 2025).

(2)

The amounts shown for Messrs. Armstrong and Mattson include the conversion of certain legacy deferred stock units that vested upon their termination of service from the Board on May 20, 2025. Messrs. Armstrong and Mattson retired from the Board effective May 20, 2025.

(3)	The figures in this column are comprised of the cost to the Company of certain medical, dental, and vision benefits provided.

Board Compensation

The Compensation Committee, with the consultation of Meridian, annually reviews the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program in November 2024 using the same peer group as the peer group used to benchmark executive compensation. Based on this analysis, upon the Compensation Committee’s recommendation, effective January 1, 2025, the Board unanimously approved an increase in the value of the non-employee directors’ annual equity award from $180,000 to $200,000 and increases of $1,250 and $2,500, respectively, in the member retainers for the Compensation and Nominating/Corporate Governance Committees, in each case to match their peer medians.

For 2025, in addition to the annual equity award, members of the Company’s Board who are not full-time employees of the Company received the following cash compensation, paid quarterly:

Annual Board Retainer	$100,000
Lead Director Retainer	$35,000
Annual Committee Chair Retainers
Audit Committee	$30,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000
Annual Committee Member Retainers
Audit Committee	$10,000
Compensation Committee	$8,750
Nominating and Governance Committee	$7,500

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the NOV Inc. Long-Term Incentive Plan. The Board approved the grant of 15,949 restricted stock units on May 20, 2025 to each non-employee director under the NOV Inc. Long-Term Incentive Plan. The restricted stock units vest 100% on the first anniversary of the date of the grant.

Changes to Non-Employee Director Compensation

On November 18, 2025, the Compensation Committee, with the consultation of Meridian, reviewed the Company’s non-employee director compensation program. After reviewing the results of Meridian’s analysis, the Compensation Committee approved for recommendation to the Board that the Compensation Committee member retainer be increased from $8,750 to $10,000 to bring this amount in line with the peer group median. On November 19, 2025, the Board unanimously approved this change to be effective as of January 1, 2026.

Director Non-Qualified Deferred Compensation Program

On April 10, 2017, the Board adopted the Company’s Director Non-Qualified Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee directors are permitted to defer all or part of their board retainers and meeting fees and all the shares of common stock underlying their restricted stock when they vest. If a non-employee director elects to defer his or her board retainers and meeting fees under the plan, then the director may elect to have his or her deferred cash compensation accumulate under an interest-bearing account maintained by the Company or receive deferred NOV Inc. common stock in lieu of their cash compensation on a quarterly basis. In such case, each quarterly cash retainer/meeting fee would be converted to the equivalent value of deferred stock.

If a non-employee director elects to defer receipt of the shares of common stock underlying his or her restricted stock when they vest, then those shares are retained as deferred stock under the plan. The deferred cash compensation will be held in an interest-bearing account. The account is credited quarterly with interest based on the one-year treasury rate. The rate is reset each year based on the first published day in January.

The deferred stock account and deferred restricted stock are credited quarterly with dividend equivalents based on the same dividend rate as the Company common stock. The dividend equivalents are converted into “phantom shares” at each dividend date based on the closing price of the Company’s stock. Dividend equivalents and phantom shares will be credited to the account and paid in cash at the time of distribution.

Directors may choose to have their distributions begin either (a) on a specific date, or (b) upon the termination of service, each as designated at the time a deferral election is filed. Distributions under the plan may be made in a single distribution or in annual installments over a one-to-five-year period as elected by the director. The deferred cash compensation will be paid in cash on the applicable distribution date. The deferred stock awards will be paid in the form of NOV stock on the applicable distribution date.

Ms. Donadio elected to defer her 2025 restricted stock unit grant under the plan.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis – Stock Ownership Guidelines for Executives.” Except for Ms. Martinez and Ms. Melcher, each of whom joined the Board in 2024, and for Mr. Chowbey, who joined the Board on March 17, 2026, all of the Company’s non-employee directors were in compliance with the Company’s stock ownership guidelines as of January 1, 2026.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING

If you wish to submit proposals to be included in our 2027 Proxy Statement, we must receive them on or before December 10, 2026. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel, and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no earlier than November 10, 2026 and no later than December 10, 2026 to: Craig L. Weinstock, Senior Vice President, General Counsel, and Secretary, NOV Inc., 10353 Richmond Avenue, Houston, Texas 77042. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with NOV’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval, on an advisory basis, of the compensation of our named executive officers as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOV’s 2025 annual report on Form 10-K filed on February 12, 2026 is included in this mailing, but it is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel, and Secretary

Houston, Texas

April 9, 2026

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
NOV INC. ATTN: LEGAL DEPT 10353 RICHMOND AVENUE HOUSTON, TX 77042

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2026 for shares held directly and by 11:59 P.M. ET on 05/15/2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2026 for shares held directly and by 11:59 P.M. ET on 05/15/2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect nine nominees as directors of the Company for a term of one year.

Nominees

		For	Against	Abstain

1a.	Jose A. Bayardo	☐	☐	☐

1b.	Sanjay K. Chowbey	☐	☐	☐

1c.	Marcela E. Donadio	☐	☐	☐

1d.	David D. Harrison	☐	☐	☐

1e.	Christian S. Kendall	☐	☐	☐

1f.	Patricia Martinez	☐	☐	☐

1g.	Patricia B. Melcher	☐	☐	☐

1h.	William R. Thomas	☐	☐	☐

1i.	Robert S. Welborn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2026.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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NOV Inc.

Annual Meeting of Stockholders

May 20, 2026 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Rodney C. Reed and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOV Inc. to be held on Wednesday, May 20, 2026, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 9, 2026 proxy statement.

This proxy is solicited on behalf of the board of directors of NOV Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors of the Company for 2026 (Proposal 2), and FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 9, 2026 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side